    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 23, 1996
                                                     REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               JOHNSON & JOHNSON
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         NEW JERSEY                         2844                         22-1024240
(State or other jurisdiction
              of
      incorporation or          (Primary Standard Industrial          (I.R.S. Employer
       organization)            Classification Code Number)         Identification No.)

                          ONE JOHNSON & JOHNSON PLAZA
                            NEW BRUNSWICK, NJ 08933
                                  908-524-0400
   (Address, including zip code, and telephone number including area code, of
                   Registrant's principal executive offices)

                             JOSEPH S. ORBAN, ESQ.
                          ONE JOHNSON & JOHNSON PLAZA
                            NEW BRUNSWICK, NJ 08933
                                  908-524-0400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

           ROBERT A. KINDLER, ESQ.                       WILLIAM E. CURBOW, ESQ.
           CRAVATH, SWAINE & MOORE                      SIMPSON THACHER & BARTLETT
               WORLDWIDE PLAZA                             425 LEXINGTON AVENUE
              825 EIGHTH AVENUE                             NEW YORK, NY 10017
              NEW YORK, NY 10019                              (212) 455-2000
                (212) 474-1000

                               ------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
                                                      PROPOSED        PROPOSED
                                       AMOUNT         MAXIMUM         MAXIMUM        AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES      TO BE       OFFERING PRICE    AGGREGATE      REGISTRATION
  TO BE REGISTERED(1)              REGISTERED(2)     PER SHARE     OFFERING PRICE      FEE(3)
--------------------------------------------------------------------------------------------------
Common Stock, par value
  $1.00 per share.................    25,492,440   Not applicable  Not applicable     $248,221
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) The Registration Statement relates to securities of the Registrant issuable to holders of common stock of Cordis Corporation, a Florida corporation ("Cordis"), in the proposed merger of a wholly owned subsidiary of the Registrant with and into Cordis.
(2) The number of shares to be registered is based upon the product of (a) the number of shares of Common Stock, par value $1.00 per share, of Cordis ("Cordis Common Stock") outstanding as of January 22, 1996, assuming the exercise of all Cordis stock options (whether or not currently exercisable) multiplied by (b) $109 divided by the average per share closing price of Registrant's Common Stock for the 10 trading days immediately preceding October 19, 1995 (the date on which the Registrant's intention to commence a tender offer for all outstanding shares of Cordis Common Stock was first publicly announced).
(3) Pursuant to Rule 457(f), the registration fee was computed on the basis of the market value of the Cordis Common Stock to be exchanged in the proposed merger, computed in accordance with Rule 457(c) on the basis of the average of the high and low prices per share of such stock on the Nasdaq National Market on January 18, 1996. In accordance with Rule 457(b), the total registration fee of $622,500 has been reduced by $374,279, which was paid on November 21, 1995, at the time of the filing under the Securities Exchange Act of 1934, as amended, of preliminary copies of Cordis's proxy materials included herein. Therefore, the registration fee payable upon filing of this Registration Statement is $248,221.
                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               JOHNSON & JOHNSON
                               ------------------
                     CROSS-REFERENCE SHEET BETWEEN ITEMS IN
                      FORM S-4 AND PROSPECTUS PURSUANT TO
                         ITEM 501(B) OF REGULATION S-K

   ITEM
   NO.                    FORM S-4 ITEM                         LOCATION IN PROSPECTUS
----------  ------------------------------------------  ---------------------------------------
A. Information About the Transaction
Item 1.     Forepart of Registration Statement and
              Outside Front Cover Page of
              Prospectus..............................  Outside Front Cover Page
Item 2.     Inside Front and Outside Back Cover Pages
              of Prospectus...........................  Table of Contents; Available
                                                        Information; Incorporation of Certain
                                                          Documents by Reference
Item 3.     Risk Factors, Ratio of Earnings to Fixed
              Charges, and Other Information..........  Summary
Item 4.     Terms of the Transaction..................  Summary; The Special Meeting; The
                                                        Merger; The Merger Agreement;
                                                          Comparison of Rights of Holders of
                                                          Common Stock of J&J and Cordis
Item 5.     Pro Forma Financial Information...........  Not Applicable
Item 6.     Material Contacts with the Company Being
              Acquired................................  The Merger
Item 7.     Additional Information Required for
              Reoffering by Persons and Parties Deemed
              to be Underwriters......................  Not Applicable
Item 8.     Interests of Named Experts and Counsel....  Experts; Legal Matters
Item 9.     Disclosure of Commission Position on
              Indemnification for Securities Act
              Liabilities.............................  Not Applicable
B. Information About the Registrant
Item 10.    Information With Respect to S-3
              Registrants.............................  Available Information; Incorporation of
                                                          Certain Documents by Reference;
                                                          Summary; The Merger; Comparative
                                                          Stock Prices and Dividends
Item 11.    Incorporation of Certain Information by
              Reference...............................  Incorporation of Certain Documents by
                                                          Reference
Item 12.    Information With Respect to S-2 or S-3
              Registrants.............................  Not Applicable
Item 13.    Incorporation of Certain Information by
              Reference...............................  Not Applicable
Item 14.    Information With Respect to Registrants
              Other Than S-3 or S-2 Registrants.......  Not Applicable
C. Information About the Company Being Acquired
Item 15.    Information With Respect to S-3
              Companies...............................  Available Information; Incorporation of
                                                          Certain Documents by Reference;
                                                          Summary; The Merger; Comparative
                                                          Stock Prices and Dividends

   ITEM
   NO.                    FORM S-4 ITEM                         LOCATION IN PROSPECTUS
----------  ------------------------------------------  ---------------------------------------
Item 16.    Information With Respect to S-2 or S-3
              Companies...............................  Not Applicable
Item 17.    Information With Respect to Companies
              Other Than S-2 or S-3 Companies.........  Not Applicable
D. Voting and Management Information
Item 18.    Information if Proxies, Consents or
              Authorization are to be Solicited.......  Summary; The Special Meeting; The
                                                        Merger
            1. Date, Time and Place Information.......  Outside Front Cover Page; Summary
            2. Revocability of Proxy..................  The Special Meeting
            3. Dissenters' Rights of Appraisal........  Summary; Absence of Dissenters' Rights
            4. Persons Making the Solicitation........  Summary; The Special Meeting
            5. Interest of Certain Persons in Matters
                    to be Acted Upon and Voting
                    Securities and Principal Holders
                    Thereof...........................  Incorporation of Certain Documents by
                                                          Reference; Summary; The Special
                                                          Meeting; The Merger; The Merger
                                                          Agreement; Officers and Directors
                                                          After the Merger
            6. Vote Required for Approval.............  The Special Meeting
            7. Directors and Executive Officers,
                    Executive Compensation and Certain
                    Relationships and Related
                    Transactions......................  Incorporation of Certain Documents by
                                                          Reference
Item 19.    Information if Proxies, Consents or
              Authorizations are not to be Solicited,
              or in an Exchange Offer.................  Not Applicable

                             [LETTERHEAD OF CORDIS]

                                                                January 25, 1996

Dear Shareholder:

     You are cordially invited to attend the Special Meeting of Shareholders (the "Special Meeting") of Cordis Corporation ("Cordis"), which will be held on Friday, February 23, 1996, at 9:00 a.m., local time, at the Miami Airport Hilton Hotel and Towers, 5101 Blue Lagoon Drive, Miami, Florida 33126, Key Biscayne Meeting Room.

     At the Special Meeting, holders of shares of the Common Stock, par value $1.00 per share, of Cordis ("Cordis Common Stock"), will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger among Johnson & Johnson, a subsidiary of Johnson & Johnson and Cordis (the "Merger Agreement"), with respect to the merger of the Johnson & Johnson subsidiary with and into Cordis as provided for in the Merger Agreement (the "Merger"). In the Merger, each outstanding share of Cordis Common Stock, together with the associated right under Cordis's Rights Agreement, will be converted into the right to receive that number of shares of Common Stock, par value $1.00 per share, of Johnson & Johnson ("J&J Common Stock"), equal to the amount obtained by dividing $109 by the average of the closing prices per share of J&J Common Stock on the New York Stock Exchange for the 10 trading days immediately preceding the closing date of the Merger, as described in the accompanying Proxy Statement/Prospectus, and Cordis will become a wholly owned subsidiary of Johnson & Johnson. Cordis shareholders will receive cash in lieu of any fractional shares which would otherwise be issued in the Merger.

     Morgan Stanley & Co. Incorporated ("Morgan Stanley"), Cordis's financial advisor, has rendered its opinion that, as of the date of the Proxy Statement/Prospectus, the consideration to be received by the holders of Cordis Common Stock (other than Johnson & Johnson and its affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders. A copy of such opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley, appears as Annex 2 to the Proxy Statement/Prospectus.

     You should read carefully the accompanying Notice of Special Meeting of Shareholders and the Proxy Statement/Prospectus for details of the Merger and additional related information.

     THE BOARD OF DIRECTORS OF CORDIS HAS ADOPTED THE MERGER AGREEMENT, DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF CORDIS AND ITS SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS OF CORDIS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

     The affirmative vote of holders of a majority of the outstanding shares of Cordis Common Stock is necessary to approve the Merger Agreement.

     I look forward to meeting with those shareholders who are able to be present at the Special Meeting; however, whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you previously have returned your proxy card. Your prompt cooperation will be greatly appreciated.

     Please do not send your stock certificates with your proxy card. If the Merger Agreement is approved by the Cordis shareholders and the Merger is consummated, you will receive a transmittal form and instructions for the surrender and exchange of your shares.

     Thank you for your cooperation.

                                          Sincerely,

                                          /s/ Robert C. Strauss
                                          --------------------------------------
                                          Robert C. Strauss
                                          Chairman, President and Chief
                                            Executive Officer

        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 23, 1996

TO THE SHAREHOLDERS OF CORDIS CORPORATION:

     A special meeting of the shareholders (the "Special Meeting") of Cordis Corporation, a Florida corporation ("Cordis"), will be held on Friday, February 23, 1996, at 9:00 a.m., local time, at the Miami Airport Hilton Hotel and Towers, 5101 Blue Lagoon Drive, Miami, Florida 33126, Key Biscayne Meeting Room, for the following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of November 12, 1995, as amended on December 27, 1995 (the "Merger Agreement"), among Johnson & Johnson, a New Jersey corporation ("J&J"), JNJ Merger Corp., a Florida corporation and wholly owned subsidiary of J&J ("Merger Sub"), and Cordis with respect to the merger of Merger Sub with and into Cordis upon the terms and subject to the conditions thereof (the "Merger"). Pursuant to the Merger Agreement, Cordis will become a wholly owned subsidiary of J&J, and each share of Common Stock, par value $1.00 per share, of Cordis ("Cordis Common Stock") issued and outstanding at the effective time of the Merger, together with the associated right under Cordis's Rights Agreement, will be converted into the right to receive that number of shares of Common Stock, par value $1.00 per share, of J&J ("J&J Common Stock") equal to the amount obtained by dividing $109 by the average of the closing prices per share of J&J Common Stock on the New York Stock Exchange for the 10 trading days immediately preceding the closing date of the Merger. THE MERGER IS MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, AND A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX 1 THERETO.

          2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     Only holders of record of shares of Cordis Common Stock at the close of business on January 22, 1996, the record date for the Special Meeting (the "Record Date"), are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

     The affirmative vote of the holders of a majority of the outstanding shares of Cordis Common Stock is necessary to approve the Merger Agreement.

     HOLDERS OF CORDIS COMMON STOCK WILL NOT BE ENTITLED TO DISSENTERS' RIGHTS AS A RESULT OF THE MERGER. Under Florida law, dissenters' rights are unavailable to holders of Cordis Common Stock because Cordis Common Stock was, on the Record Date, designated and quoted for trading as a Nasdaq National Market security.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY SIGNING AND RETURNING A LATER DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF CORDIS A WRITTEN REVOCATION BEARING A LATER DATE OR BY ATTENDING AND VOTING AT THE SPECIAL MEETING.

                                        By Order of the Board of Directors

                                        /s/  ANA MARIA GONZALEZ

                                        ----------------------------------------
                                        Ana Maria Gonzalez, Esq.
                                        Secretary
Miami, Florida
January 25, 1996

                               CORDIS CORPORATION

                                PROXY STATEMENT

                      ------------------------------------

                               JOHNSON & JOHNSON

                                   PROSPECTUS

     This Proxy Statement/Prospectus is being furnished to the shareholders of Cordis Corporation, a Florida corporation ("Cordis"), in connection with the solicitation of proxies by the Board of Directors of Cordis (the "Cordis Board") for use at the special meeting of shareholders of Cordis to be held on Friday, February 23, 1996, at 9:00 a.m., local time, at the Miami Airport Hilton Hotel and Towers, 5101 Blue Lagoon Drive, Miami, Florida 33126, Key Biscayne Meeting Room, including any adjournments or postponements thereof (the "Special Meeting").

     At the Special Meeting, the holders of shares of the Common Stock, par value $1.00 per share, of Cordis ("Cordis Common Stock") will consider and vote upon the approval of the Agreement and Plan of Merger dated as of November 12, 1995, as amended on December 27, 1995 (the "Merger Agreement"), among Johnson & Johnson ("J&J"), JNJ Merger Corp., a wholly owned subsidiary of J&J ("Merger Sub"), and Cordis with respect to the merger of Merger Sub with and into Cordis upon the terms and subject to the conditions thereof (the "Merger"). Pursuant to the Merger Agreement, each share of Cordis Common Stock issued and outstanding immediately prior to the effective time of the Merger, together with the associated Right (as defined herein), will be converted into the right to receive that number of shares of the Common Stock, par value $1.00 per share, of J&J ("J&J Common Stock") equal to the amount obtained by dividing $109 by the average of the closing prices per share of J&J Common Stock as reported on the New York Stock Exchange Composite Transactions Tape for the 10 trading days immediately preceding the closing date of the Merger (the "Closing Date") and rounding to the nearest ten-thousandth of a share.

     The Cordis Board is recommending that the shareholders of Cordis vote for the approval of the Merger Agreement, pursuant to which Cordis would become a wholly owned subsidiary of J&J and shareholders of Cordis would become shareholders of J&J.

     This Proxy Statement/Prospectus also serves as a Prospectus of J&J under the Securities Act of 1933 (the "Securities Act") relating to the shares of J&J Common Stock issuable in connection with the Merger.

     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of Cordis on or about January 25, 1996.
                            ------------------------
THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR
  DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
     SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
      OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
        ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JANUARY 24, 1996.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Available Information.................................................................    1
Incorporation of Certain Documents by Reference.......................................    1
Summary...............................................................................    3
  Special Meeting.....................................................................    3
  Votes Required......................................................................    3
  The Merger..........................................................................    3
  Certain Litigation..................................................................    6
  Market Price Data...................................................................    6
  Recent Developments.................................................................    7
  Certain Selected Financial Data.....................................................    7
The Special Meeting...................................................................    9
  Special Meeting.....................................................................    9
  Record Date; Shares Entitled to Vote; Vote Required.................................    9
  Proxies; Proxy Solicitation.........................................................    9
Johnson & Johnson.....................................................................   10
Cordis Corporation....................................................................   10
The Merger............................................................................   10
  Background of the Merger............................................................   10
  Recommendation of the Cordis Board and Reasons for the Merger.......................   14
  Opinion of Financial Advisor........................................................   14
  Effective Time......................................................................   20
  Merger Consideration................................................................   20
  Exchange Agent; Exchange Procedures; Distributions with Respect to Unexchanged
     Shares; No Further Ownership Rights in Cordis Common Stock; No Fractional
     Shares...........................................................................   20
  Stock Exchange Listing..............................................................   21
  Expenses............................................................................   22
  Certain Federal Income Tax Consequences.............................................   22
  Anticipated Accounting Treatment....................................................   23
  Effect on Employee Benefit and Stock Plans..........................................   23
  Interests of Certain Persons in the Merger..........................................   24
  Resale of J&J Common Stock..........................................................   25
  No Solicitation.....................................................................   25
  Right of the Cordis Board to Withdraw Recommendation................................   26
  Certain Fees and Expenses...........................................................   26
The Merger Agreement..................................................................   27
  The Merger..........................................................................   27
  Representations and Warranties......................................................   27
  Business of Cordis Pending the Merger...............................................   28
  Certain Additional Agreements.......................................................   29
  Conditions to the Consummation of the Merger........................................   31

                                                                                        PAGE
                                                                                        ----
  Termination, Amendment and Waiver...................................................   31
Officers and Directors After the Merger...............................................   33
Comparative Stock Prices and Dividends................................................   33
Comparison of Rights of Common Shareholders of J&J and Cordis.........................   34
Other Matters.........................................................................   40
  Regulatory Approvals Required.......................................................   40
  Certain Litigation..................................................................   40
Absence of Dissenters' Rights.........................................................   41
Voting Securities and Principal Holders Thereof.......................................   41
Security Ownership of Directors and Executive Officers................................   41
Experts...............................................................................   41
Legal Matters.........................................................................   42
ANNEXES
Annex 1 Agreement and Plan of Merger, as amended
Annex 2 Opinion of Morgan Stanley & Co. Incorporated

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

     NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF J&J OR CORDIS SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

     J&J and Cordis are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, J&J and Cordis file proxy statements, reports and other information with the Securities and Exchange Commission (the "SEC"). This filed material can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, and at the following Regional Offices of the SEC: Chicago Regional Office (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661) and New York Regional Office (Seven World Trade Center, 13th Floor, New York, New York 10048). Copies of such material can be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. In addition, such material can be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005 for J&J, and the National Association of Securities Dealers, Inc. (the "NASD"), 1935 K Street, N.W., Washington, DC 20006 for Cordis.

     J&J has filed a Registration Statement on Form S-4 (the "Registration Statement") with the SEC under the Securities Act with respect to the J&J Common Stock to be issued upon consummation of the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement (including such omitted portions) are available from the SEC upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following J&J documents are incorporated by reference in this Proxy Statement/Prospectus: (i) J&J's Annual Report on Form 10-K for the year ended January 1, 1995, (ii) J&J's Form 10-K/A relating to the year ended January 1, 1995, (iii) J&J's Quarterly Reports on Form 10-Q for the quarterly periods ended April 2, 1995, July 2, 1995, and October 1, 1995, and (iv) the description of J&J Common Stock set forth in J&J's Registration Statements filed pursuant to
Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

     The following Cordis documents are incorporated by reference in this Proxy Statement/Prospectus: (i) Cordis's Annual Report on Form 10-K for the year ended June 30, 1995, (ii) Cordis's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995, and (iii) Cordis's Current Reports on Form 8-K dated October 12, 1995, October 23, 1995, November 12, 1995, and December 27, 1995.

     A copy of the documents incorporated herein by reference (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein) that are not presented herein or delivered herewith will be provided by first-class mail without charge to each person, including any beneficial owner, to whom a Proxy Statement/Prospectus is delivered, upon oral or written request of any such person. With respect to J&J's documents, requests should be directed to Office of the Corporate Secretary, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933 (telephone (908) 524-2455). With respect to Cordis's documents, requests should be directed to Ana Maria Gonzalez, Secretary, 14201 N.W. 60th Avenue, Miami Lakes, Florida 33014 (telephone (305) 824-2000). In order to ensure timely delivery of the documents in advance of the meeting to which this Proxy Statement/Prospectus relates, any such request should be made by February 16, 1996.

     All reports and definitive proxy or information statements filed by J&J and Cordis pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     All information contained in this Proxy Statement/Prospectus relating to J&J or Merger Sub has been supplied by J&J, and all information relating to Cordis has been supplied by Cordis.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement/Prospectus, in the attached Annexes and in the documents incorporated herein by reference. Shareholders are urged to read carefully this Proxy Statement/Prospectus and the attached Annexes in their entirety.

SPECIAL MEETING

     The Special Meeting will be held at 9:00 a.m., local time, on Friday, February 23, 1996, at the Miami Airport Hilton Hotel and Towers, 5101 Blue Lagoon Drive, Miami, Florida 33126, Key Biscayne Meeting Room. Only holders of record of Cordis Common Stock at the close of business on January 22, 1996 (the "Record Date"), will be entitled to notice of, and to vote at, the Special Meeting. At the Special Meeting, holders of Cordis Common Stock will be asked to consider and vote upon the approval of the Merger Agreement, a copy of which is attached as Annex 1 to this Proxy Statement/Prospectus, pursuant to which Merger Sub will be merged with and into Cordis. Cordis will be the surviving corporation in the Merger (the "Surviving Corporation") and will become a wholly owned subsidiary of J&J. Holders of Cordis Common Stock will also transact such other business as may properly come before the Special Meeting.

VOTES REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of Cordis Common Stock is required for the approval of the Merger Agreement. As of the Record Date, there were 16,523,988 shares of Cordis Common Stock outstanding, of which 1,235,608 shares (approximately 7.5% of the outstanding shares of Cordis Common Stock) were beneficially owned by directors and executive officers of Cordis and their affiliates. See "SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS". All such directors and executive officers of Cordis and their affiliates have indicated to Cordis that they intend to vote all such shares in favor of the approval of the Merger Agreement.

     The approval of the shareholders of J&J is not required to effect the Merger.

THE MERGER

     The Parties. J&J, incorporated in New Jersey since 1887, employs approximately 82,000 people worldwide and is engaged in the manufacture and sale of a broad range of products in the health care field in many countries of the world. Its principal business segments are consumer products, consisting of toiletries and hygienic products including dental and baby care products, first-aid products, non-prescription drugs, sanitary protection products and adult incontinence products; pharmaceutical products consisting principally of prescription drugs; and professional products consisting of sutures, mechanical wound closure products, less invasive surgical instruments, diagnostic products, medical equipment and devices, surgical instruments, joint replacements and products for wound management and infection, which professional products are used principally in the professional fields by physicians, nurses, therapists, hospitals, diagnostic laboratories and clinics.

     The principal executive offices of J&J are located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. The telephone number is (908) 524-0400.

     Merger Sub, a Florida corporation, is a wholly owned subsidiary of J&J formed solely for the purpose of effecting the Merger.

     Cordis, a Florida corporation, is a designer, manufacturer and supplier of medical devices, primarily angiographic catheters, neuroscience devices and other related medical devices.

     The principal executive offices of Cordis are located at 5200 Blue Lagoon Drive, Suite 200, Miami, Florida 33126. The telephone number is (305) 824-2900.

     Merger Consideration. At the effective time of the Merger (the "Effective Time"), each outstanding share of Cordis Common Stock (together with the associated right ("Right") issued pursuant to the Rights Agreement dated as of October 13, 1995, as amended, between Cordis and Chemical Mellon Shareholder Services L.L.C. (the "Rights Agreement")), other than shares owned by Cordis, J&J or any subsidiary of J&J, will be converted into the right to receive that number (the "Exchange Ratio") of validly issued, fully paid and nonassessable shares of J&J Common Stock equal to the amount obtained by dividing $109 by the Average J&J Price (as defined herein) and rounding to the nearest ten-thousandth of a share. If the Closing Date had been January 23, 1996, then the Average J&J Price would have been $86.3875 and each share of Cordis Common Stock would have been converted into the right to receive 1.2618 shares of J&J Common Stock. However, the actual Exchange Ratio will depend on the Average J&J Price at the actual Closing Date and may be greater or less than the above number. For example, if the Average J&J Price were to be 15% higher (or $99.3456) or 15% lower (or $73.4294) at the Closing Date than the average price referred to above, the Exchange Ratio would be 1.0972 or 1.4844, respectively. If, prior to the Special Meeting, it appears that the actual Exchange Ratio will differ in a material respect from the range noted above, Cordis would, if necessary at such time, determine whether to adjourn the Special Meeting and resolicit proxies from the shareholders of Cordis. The "Average J&J Price" will be an amount equal to the average per share closing price of J&J Common Stock, as reported on the NYSE Composite Transactions Tape, for the 10 trading days immediately preceding the Closing Date. No fractional shares of J&J Common Stock will be issued in the Merger and holders of shares of Cordis Common Stock will be entitled to a cash payment in lieu of any such fractional shares which would otherwise be issued in the Merger.

     Recommendation of the Cordis Board and Reasons for the Merger. THE CORDIS BOARD HAS ADOPTED THE MERGER AGREEMENT, DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF CORDIS AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS OF CORDIS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT. In reaching its decision to adopt the Merger Agreement and recommend the Merger, the Cordis Board considered a number of factors. See "THE MERGER -- Background of the Merger" and " -- Recommendation of the Cordis Board and Reasons for the Merger".

     Opinion of Financial Advisor. Morgan Stanley & Co. Incorporated ("Morgan Stanley") has delivered its written opinion to the Cordis Board that, as of the date of this Proxy Statement/Prospectus, the consideration to be received by the holders of Cordis Common Stock (other than J&J and its affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders. The full text of such opinion of Morgan Stanley, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley, is included as Annex 2 to this Proxy Statement/Prospectus. Cordis shareholders are urged to read such opinion in its entirety. See "THE MERGER -- Opinion of Financial Advisor".

     Interests of Certain Persons in the Merger. As of the Record Date, directors and executive officers of Cordis owned (i) 1,235,608 shares of Cordis Common Stock (for which they will receive the same consideration as other Cordis shareholders) and (ii) options to acquire 526,500 shares of Cordis Common Stock, which will be treated in the Merger as described below under "THE
MERGER -- Effect on Employee Benefit and Stock Plans". In addition, certain executives and managers of Cordis are expected to be parties to the Employment Agreements (as defined herein) with Cordis pursuant to which certain payments and other benefits will be provided to such persons following the Closing Date. It is currently anticipated that these executives and managers of Cordis will continue in their current capacities. See "THE MERGER -- Interests of Certain Persons in the Merger".

     Regulatory Approvals Required. The consummation of the Merger is subject to the expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). On December 19, 1995, the relevant waiting period terminated. See "OTHER MATTERS -- Regulatory Approvals Required".

     Conditions to the Merger. The obligations of J&J, Merger Sub and Cordis to consummate the Merger are subject to the satisfaction or waiver of various conditions, including, without limitation, obtaining Cordis shareholder approval and approval for listing (subject to official notice of issuance) on the NYSE of the additional shares of J&J Common Stock to be issued in connection with the Merger. See "THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger".

     No Solicitation. The Merger Agreement provides that Cordis may not, nor may it permit any of its subsidiaries to, nor may it authorize or permit any of its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it or any of its subsidiaries to (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal (as defined herein), or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. However, to the extent required by the fiduciary obligations of the Cordis Board, determined by a majority of the members thereof, based on the advice of outside counsel, Cordis may, in response to an unsolicited Takeover Proposal and subject to compliance with Cordis's responsibility to keep J&J informed in all material respects of the status and details of any such Takeover Proposal and certain other conditions, (i) furnish and discuss non-public information with respect to Cordis to any person pursuant to a customary confidentiality agreement (as determined by the Company's outside counsel) with such person and (ii) participate in negotiations and discussions regarding such Takeover Proposal. See "THE MERGER -- No Solicitation".

     Right of the Cordis Board to Withdraw Recommendation. Under the Merger Agreement, the Cordis Board or any committee thereof may not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to J&J or Merger Sub, the Cordis Board's approval or recommendation of the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. However, to the extent required by the fiduciary obligations of the Cordis Board, as determined in good faith by a majority of the members thereof, based on the advice of outside counsel, the Cordis Board may (i) withdraw or modify its approval or recommendation of the Merger Agreement or the Merger,
(ii) approve or recommend any Superior Proposal (as defined herein), (iii) enter into an agreement with respect to such Superior Proposal or (iv) terminate the Merger Agreement, in each case at any time after a reasonable period of time following J&J's receipt of written notice advising J&J that the Cordis Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if Cordis proposes to enter into an agreement with respect to any Takeover Proposal, the Merger Agreement requires Cordis to, concurrently with entering into such an agreement, pay to J&J the fees and expenses described below under " -- Certain Fees and Expenses". See "THE MERGER -- Right of the Cordis Board to Withdraw Recommendation".

     Certain Fees and Expenses. The Merger Agreement requires Cordis to promptly pay to J&J $40 million, plus all Expenses (as defined herein) not to exceed $10 million in the aggregate, if (i) the Merger Agreement is terminated by Cordis, in accordance with the provisions described under "Right of the Cordis Board to Withdraw Recommendation" above, in connection with entering into a definitive agreement with respect to any Takeover Proposal or (ii) prior to any termination of the Merger Agreement (other than a termination occurring after a Governmental Entity (as defined herein) of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable), a bona fide Takeover Proposal shall have been made public after November 12, 1995 and prior to the Special Meeting and the requisite approval of Cordis's shareholders of the Merger is not obtained upon a vote taken at the Special Meeting and, within 12 months of such termination, a transaction constituting a Takeover Proposal is consummated or Cordis enters into an agreement with respect to, approves or recommends such Takeover Proposal. See "THE MERGER -- Certain Fees and Expenses".

     Termination. The Merger Agreement may be terminated, and the Merger contemplated thereby may be abandoned, at any time prior to the Effective Time, whether before or after approval by the shareholders of Cordis of matters presented in connection with the Merger (i) by mutual written consent of J&J, Merger Sub and Cordis, (ii) by either J&J or Cordis if (a) the required approval of the shareholders of Cordis is not obtained, (b) the Merger shall not have been consummated on or before May 15, 1996 (unless the failure to consummate the Merger is the result of a breach of the Merger Agreement by the party seeking to terminate), or (c) any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, (iii) by J&J or Merger Sub if (a) prior to the Special Meeting, a Takeover Proposal is commenced, publicly proposed, publicly disclosed or communicated to Cordis (or the willingness of any person to make a Takeover Proposal is publicly disclosed or communicated to Cordis) and the Cordis Board or any committee thereof shall have withdrawn or modified in a manner adverse to J&J its approval or recommendation of the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal, or resolved to take any of the foregoing actions, or (b) Cordis shall have entered into any agreement with respect to any Superior Proposal, or (iv) by Cordis in connection with entering into a definitive agreement with respect to a Superior Proposal, if Cordis makes simultaneous payment of the fees and expenses described in "Certain Fees and Expenses" above. See "THE MERGER AGREEMENT -- Termination, Amendment and Waiver".

     Absence of Dissenters' Rights. In accordance with Section 607.1302 of the Florida Business Corporation Act (the "FBCA"), holders of Cordis Common Stock are not entitled to dissenters' rights in connection with the Merger. See "ABSENCE OF DISSENTERS' RIGHTS".

     Certain Federal Income Tax Consequences. Simpson Thacher & Bartlett, counsel to Cordis, has delivered to Cordis its opinion that for Federal income tax purposes (under current law and assuming that the Merger will take place as described in the Merger Agreement and that certain factual matters with respect to J&J, Merger Sub and Cordis, respectively, described in certain representation letters addressed to such counsel, will be true and correct as of the Effective
Time), (i) the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"),
(ii) J&J, Merger Sub and Cordis will each be a party to the reorganization within the meaning of Section 368(b) of the Code, (iii) no income, gain or loss will be recognized by either J&J or Cordis in the Merger and (iv) no income, gain or loss will be recognized by the shareholders of Cordis upon receipt of J&J Common Stock in exchange for their Cordis Common Stock, except that a holder of Cordis Common Stock who receives cash in lieu of a fractional share of J&J Common Stock will recognize gain or loss equal to the difference between the amount of such cash and the tax basis allocated to such shareholder's fractional share of J&J Common Stock. See "THE MERGER -- Certain Federal Income Tax Consequences".

     Anticipated Accounting Treatment. J&J intends to treat the Merger as a pooling of interests for accounting and financial reporting purposes. See "THE MERGER -- Anticipated Accounting Treatment".

CERTAIN LITIGATION

     Various purported class action complaints have been filed against Cordis and its current directors and a former director alleging, among other things, breach of fiduciary duty and violation of Section 14(a) of the Exchange Act. See "OTHER MATTERS -- Certain Litigation".

MARKET PRICE DATA

     J&J Common Stock (symbol: JNJ) is listed for trading on the NYSE and Cordis Common Stock (symbol: CORD) is quoted on the Nasdaq National Market.

     The following table sets forth the high and low sales prices per share of J&J Common Stock on the NYSE Composite Transactions Tape and of Cordis Common Stock on the Nasdaq National Market on October 18, 1995, the last trading day before J&J's announcement of its intention to commence a tender offer for all outstanding shares of Cordis Common Stock, and on July 17, 1995, the last trading day before several wire stories incorrectly reported that there were merger discussions between Cordis and J&J:

                                                           J&J             CORDIS
                                                      COMMON STOCK      COMMON STOCK
                                                      -------------     -------------
                                                      HIGH     LOW      HIGH     LOW
                                                      ----     ----     ----     ----
        October 18, 1995............................  $78 7/8  $77 1/8  $86 3/4  $ 85
        July 17, 1995...............................  $67 3/4  $66 5/8  $ 62     $60 3/4

See "COMPARATIVE STOCK PRICES AND DIVIDENDS".

RECENT DEVELOPMENTS

     On January 23, 1996, Cordis reported that for the three-month period ended December 31, 1995, it had sales of $132.6 million, up 26% from sales of $105.3 million in the corresponding quarterly period last year (the "Prior Period") and net income for the quarter of $10.2 million, or $0.59 per share, which included estimated business combination costs incurred in connection with the Merger of $7.0 million, or $0.41 per share, as compared to net income of $13.0 million, or $0.78 per share, for the Prior Period.

CERTAIN SELECTED FINANCIAL DATA

     The following tables present selected historical consolidated financial data for each of J&J and Cordis. The selected historical consolidated financial data are derived from the historical consolidated financial statements of J&J and Cordis. The information set forth below should be read in conjunction with such historical financial statements and the notes thereto. The historical consolidated financial statements of J&J and Cordis have been audited for each of the five years in the period ended January 1, 1995 and June 30, 1995, respectively. The historical consolidated financial statements as of and for the nine months ended October 1, 1995 and October 2, 1994, for J&J, and for the three months ended September 30, 1995 and September 30, 1994, for Cordis, are unaudited; however, in each of J&J's and Cordis's opinion (with respect to its own statements), such statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of J&J's and Cordis's respective financial position and results of operations for such periods. The results of operations for J&J and Cordis for the respective nine-month and three-month periods in fiscal years 1995 and 1996, respectively, may not be indicative of results of operations to be expected for a full year. The Merger will not have a material impact, on a pro forma basis, on the J&J financial data presented below.

                       JOHNSON & JOHNSON AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE FIGURES)

                            NINE MONTHS ENDING                              FISCAL YEAR ENDING
                         ------------------------   ------------------------------------------------------------------
                         OCTOBER 1,   OCTOBER 2,     JANUARY 1,   JANUARY 2,   JANUARY 3,  DECEMBER 29,  DECEMBER 30,
                            1995         1994           1995         1994         1993         1991          1990
                         -----------  -----------   ------------ ------------ ------------ ------------- -------------
EARNINGS DATA
Sales...................   $13,996      $11,644       $ 15,734     $ 14,138     $ 13,753      $12,447       $11,232
Costs and expenses......    11,272        9,433         13,053       11,806       11,546       10,409         9,609
Earnings before taxes...     2,724        2,211          2,681        2,332        2,207        2,038         1,623
Net earnings from
  continuing
  operations............     1,938        1,628          2,006        1,787        1,625(1)      1,461        1,143(2)
Net earnings per share
  from continuing
  operations............      3.00         2.53           3.12         2.74         2.46(1)       2.19         1.72(2)
Cash dividends per
  share.................      0.95         0.84           1.13         1.01         0.89         0.77          0.66
BALANCE SHEET
  DATA(3)
Assets..................   $17,689                    $ 15,668     $ 12,242     $ 11,884      $10,513       $ 9,506
Long-term debt..........     2,108                       2,199        1,493        1,365        1,301         1,316
Stockholders' equity....     8,912                       7,122        5,568        5,171        5,626         4,900

---------------

(1) Before cumulative effect of accounting changes of $595 million (net of tax).
(2) After charges relating to Latin American operations which reduced net earnings by $125 million (net of tax).
(3) At period end.

                      CORDIS CORPORATION AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE FIGURES)

                           THREE MONTHS ENDING
                              SEPTEMBER 30,                            FISCAL YEAR ENDING JUNE 30,
                         ------------------------   ------------------------------------------------------------------
                            1995         1994           1995         1994         1993         1992          1991
EARNINGS DATA(4)
Sales...................   $   123      $    98       $    443     $    337     $    267      $   230       $   203
Costs and expenses......        98           78            363          279          224          195           176
Earnings before taxes...        25           20             80           58           43           35            27
Net earnings from
  continuing
  operations............        15           12             50           37(1)         31          26            20(2)
Net earnings per share
  from continuing
  operations............      0.89         0.70           3.00         2.27(1)       1.94        1.65          1.32(2)
BALANCE SHEET
  DATA(3)
Assets..................   $   412                    $    395     $    286     $    211      $   172       $   144
Long-term liabilities...        18                          19            9            8           10            30
Stockholders' equity....       302                         282          203          148          119            81

---------------

(1) Before cumulative effect of accounting changes of $10.1 million (net of tax).
(2) Before loss from discontinued operations of $9.8 million (net of tax).
(3) At period end.
(4) Cordis has not declared cash dividends in any of the periods presented.

                              THE SPECIAL MEETING

SPECIAL MEETING

     This Proxy Statement/Prospectus is being furnished to Cordis shareholders in connection with the solicitation by the Cordis Board of proxies for use at the Special Meeting to be held on Friday, February 23, 1996, at 9:00 a.m., local time, at the Miami Airport Hilton Hotel and Towers, 5101 Blue Lagoon Drive, Miami, Florida 33126, Key Biscayne Meeting Room.

     At the Special Meeting, holders of Cordis Common Stock will consider and vote upon a proposal to approve the Merger Agreement. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Cordis and Cordis will become a wholly owned subsidiary of J&J. Each share of Cordis Common Stock issued and outstanding immediately prior to the Merger (together with the associated Right) will be converted into the right to receive that number of validly issued, fully paid and nonassessable shares of J&J Common Stock equal to the Exchange Ratio.

     No fractional shares of J&J Common Stock will be issued in the Merger. In lieu of any such fractional shares, each holder of Cordis Common Stock who otherwise would be entitled to receive a fractional share of J&J Common Stock pursuant to the Merger Agreement will be paid an amount in cash, without interest, equal to such holder's fractional part of a share of J&J Common Stock, if any, multiplied by the Average J&J Price. J&J will make available to the Exchange Agent (as defined below) from time to time, as needed, cash sufficient to pay cash in lieu of fractional shares.

     THE CORDIS BOARD HAS ADOPTED THE MERGER AGREEMENT, DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF CORDIS AND ITS SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS OF CORDIS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT. SEE "THE MERGER -- BACKGROUND OF THE MERGER" AND "-- RECOMMENDATION OF THE CORDIS BOARD AND REASONS FOR THE MERGER".

     The J&J Board of Directors has approved the Merger Agreement and the issuance of J&J Common Stock in the Merger, and the Board of Directors of Merger Sub, and J&J, as the sole shareholder of Merger Sub, have respectively adopted and approved the Merger Agreement. Approval of the Merger Agreement and the Merger by J&J's shareholders is not required to effect the Merger.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

     The close of business on January 22, 1996, has been fixed as the record date for determining the holders of Cordis Common Stock who are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 16,523,988 shares of Cordis Common Stock outstanding and entitled to vote. The holders of record on the Record Date of Cordis Common Stock are entitled to one vote per share of Cordis Common Stock on each matter submitted to a vote at the Special Meeting. The presence in person or by proxy of the holders of a majority of the Cordis Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. Under the FBCA, the affirmative vote of holders of a majority of the outstanding shares of the Cordis Common Stock is required for approval of the Merger Agreement.

     Proxies relating to "street name" shares that are properly executed and returned by brokers will be counted as shares present for purposes of determining the presence of a quorum, but will not be treated as shares having voted at the Special Meeting as to the Merger Agreement if authority to vote has been withheld by the broker (a "broker non-vote"). Abstentions will be recorded as such by the inspectors of election for the Special Meeting. In light of the treatment of broker non-votes and abstentions and the fact that the affirmative vote required to approve the Merger Agreement is a majority of the total number of outstanding shares of Cordis Common Stock on the Record Date, broker non-votes and abstentions will have the same effect as votes against approval of the Merger Agreement.

PROXIES; PROXY SOLICITATION

     Shares of Cordis Common Stock represented by properly executed, unrevoked proxies received at or prior to the Special Meeting will be voted at the Special Meeting in accordance with the instructions contained therein. Shares of Cordis Common Stock represented by properly executed, unrevoked proxies for which no instruction is given will be voted FOR approval of the Merger Agreement. Cordis shareholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-paid envelope provided for this purpose to ensure that their shares are voted. A Cordis shareholder may revoke a proxy by submitting a later dated proxy with respect to the same shares at any time prior to the vote on the approval of the Merger Agreement, by delivering written notice of revocation to the Secretary of Cordis at any time prior to such vote or by attending the Special Meeting and voting in person. Mere attendance at the Special Meeting will not in and of itself revoke a proxy.

     If the Special Meeting is postponed or adjourned for any reason, when the Special Meeting is convened or reconvened, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

     In addition to solicitation by mail, directors, officers and employees of Cordis may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of Cordis will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of Cordis Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material. Cordis has retained MacKenzie Partners, Inc. to aid in soliciting proxies from its shareholders. The fees of such firm are estimated to be $7,500 plus reimbursement of out-of-pocket expenses.

                               JOHNSON & JOHNSON

     J&J, incorporated in New Jersey since 1887, employs approximately 82,000 people worldwide and is engaged in the manufacture and sale of a broad range of products in the health care field in many countries of the world. Its principal business segments are consumer products, consisting of toiletries and hygienic products including dental and baby care products, first-aid products, non-prescription drugs, sanitary protection products and adult incontinence products; pharmaceutical products consisting principally of prescription drugs; and professional products consisting of sutures, mechanical wound closure products, less invasive surgical instruments, diagnostic products, medical equipment and devices, surgical instruments, joint replacements and products for wound management and infection, which professional products are used principally in the professional fields by physicians, nurses, therapists, hospitals, diagnostic laboratories and clinics.

     The principal executive offices of J&J are located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. The telephone number is (908) 524-0400.

                               CORDIS CORPORATION

     Cordis, incorporated in Florida in 1959, is engaged in the design, manufacture and sale of medical devices, primarily angiographic catheters, neuroscience devices and other related medical devices.

     The principal executive offices of Cordis are located at 5200 Blue Lagoon Drive, Suite 200, Miami, Florida 33126. The telephone number is (305) 824-2900.

                                   THE MERGER

BACKGROUND OF THE MERGER

     For the past several years, subsidiaries of J&J have been parties to transactions with Cordis and its subsidiaries which have generally involved purchasing certain of Cordis's balloon catheters for resale in stent delivery systems or stent kits marketed by subsidiaries of J&J in the U.S. and in Europe.

     During several cardiology industry meetings since 1992 executives from J&J's subsidiary, Johnson & Johnson Interventional Systems Company ("JJIS"), met with executives from Cordis, including Robert C.

Strauss, to discuss the potential for Cordis and JJIS to work together in various ways, including a joint venture, joint marketing agreement or supply agreement relating primarily to the use of Cordis's balloon catheters with JJIS's stents. No agreements (apart from the purchases described above) resulted from these discussions.

     In February-March 1994 the President of JJIS and Mr. Strauss had conversations, along with others in both organizations, concerning the potential for the companies' working together in a distribution arrangement. No distribution arrangement was concluded.

     On September 6, 1995, Ralph S. Larsen, Chairman of the Board and Chief Executive Officer of J&J, contacted Dr. Robert Q. Marston, then Chairman of the Cordis Board, to advise Dr. Marston of J&J's interest in meeting with representatives of Cordis to discuss a negotiated transaction. Dr. Marston had previously served for many years on the Board of Directors of J&J. Dr. Marston explained to Mr. Larsen that he would be stepping down as Chairman of Cordis in October 1995 and that Mr. Strauss, the President and Chief Executive Officer, would be his successor as Chairman. Dr. Marston told Mr. Larsen that he would get back to him following consultation with Richard W. Foxen, a director of Cordis. Mr. Foxen telephoned Mr. Larsen later that day and Mr. Larsen advised him of J&J's desire to meet with representatives of Cordis as soon as possible. Mr. Larsen described J&J's decentralized operating philosophy and indicated J&J's intention to leave Cordis as an autonomous operating company within J&J's family of companies. Mr. Foxen agreed that he and Dr. Marston would meet with Mr. Larsen on September 12 in New York City.

     At a meeting on September 12, 1995, Mr. Larsen and Robert N. Wilson, Vice Chairman of J&J, met with Dr. Marston and Mr. Foxen to discuss a possible merger between J&J and Cordis. Messrs. Larsen and Wilson expressed J&J's interest in moving forward with a transaction to be structured as a stock-for-stock tax-free merger to be accounted for as a pooling of interests. Mr. Larsen and Mr. Wilson emphasized J&J's desire to keep Cordis intact and autonomous in its current location in Florida.

     On September 13, 1995, Dr. Marston telephoned Mr. Larsen and informed him that he had reviewed the prior discussion with Mr. Strauss. Mr. Larsen and Mr. Strauss then spoke by telephone concerning the meeting with Dr. Marston and Messrs. Foxen and Wilson. Mr. Larsen outlined the strategic basis for a business combination and requested to meet as soon as possible. Mr. Strauss tentatively agreed to a meeting on either September 21 or 22, and Mr. Strauss said he would call Mr. Larsen on September 15 to confirm the date of the meeting. On September 15, 1995, Mr. Larsen called Mr. Strauss, and they scheduled the meeting for September 21, 1995.

     After being informed of the foregoing contacts between representatives of J&J and Dr. Marston and Messrs. Strauss and Foxen, at a telephonic meeting held on September 19, 1995, the Cordis Board decided that it would be premature to meet with representatives of J&J prior to Cordis's Annual Meeting of Stockholders, scheduled for October 10, 1995. Mr. Strauss and Mr. Larsen discussed by telephone the Cordis Board's decision and agreed to postpone meeting until after Cordis's Annual Meeting. Mr. Larsen telephoned Dr. Marston who declined to discuss the matter further, other than to confirm that the foregoing was the Cordis Board's position.

     On October 10, 1995, the Cordis Board met and determined that Mr. Strauss should not meet with J&J at that time. On October 11, 1995, Mr. Strauss telephoned Mr. Larsen and they discussed such determination. Mr. Larsen asked Mr. Strauss to reconsider and again expressed a desire for a negotiated transaction. Mr. Strauss responded that he was not authorized to meet, and would not meet at that time with Mr. Larsen.

     On October 19, 1995, the following letter was sent to Cordis:

Mr. Robert Strauss
Chairman, President and Chief Executive Officer
Cordis Corporation
14201 N.W. 60th Avenue
Miami Lakes, Florida 33014

Dear Bob:

     Well over a month ago we advised you of our interest in Cordis Corporation and our desire to meet to start a process for a negotiated merger transaction. We have the highest regard for you and your management team, which has built one of the industry's leading diagnostic and interventional cardiology businesses. As you know, we view the combination of Johnson & Johnson Interventional Systems and Cordis as an important strategic step that will benefit everyone. At your request, we agreed to postpone our meeting until after Cordis' Annual Meeting on October 10, 1995. After your Annual Meeting you called to advise me that you would not meet with us.

     Given your unwillingness even to meet, and the compelling strategic importance of this combination, you left us no alternative but to make an offer directly to your shareholders. Therefore, we are today announcing a tender offer for all of Cordis' outstanding shares for a price of $100 per share in cash. However, we are prepared to terminate the cash tender offer and to pay $105 per share in a negotiated stock-for-stock, tax-free transaction which would be accounted for as pooling-of-interests.

     Our $105 proposal is a premium of approximately 70% over the market price of Cordis stock prior to July 18, 1995, the date on which several wire stories incorrectly reported that there were merger discussions between us. Your stock traded up more than $10 per share on July 18, 1995 based on those rumors and has continued to trade based upon takeover speculation. Our $105 proposal also represents a multiple of 35x Cordis' twelve-month trailing earnings.

     We believe that a combination of our two businesses would be beneficial to our respective shareholders, employees, customers and other constituencies. We view this combination as an important strategic step for both companies to meet the challenge of providing for customer needs in the fast-changing healthcare industry. Cordis and Johnson & Johnson Interventional Systems together will create one of the leading worldwide vascular disease management companies. Johnson & Johnson's resources and distribution network will help position the combined business as a more attractive supplier to hospitals. This will allow us to provide a comprehensive line of superior products and services to hospitals, physicians and patients. In light of customer preferences for broadline suppliers, this combination will protect and enhance both companies' leadership positions while allowing for more powerful product offerings.

     Johnson & Johnson operates on a decentralized basis, giving management of our various businesses a high degree of operational autonomy. Upon completion of the transaction, we plan to integrate our existing cardiovascular business into Cordis under the leadership of Cordis' management team. The combined company will retain the Cordis name and will continue to be headquartered in Miami, Florida.

     We and our advisors are prepared to meet with you and all other members of the Cordis Board of Directors, management, and advisors to answer any questions you or they may have. Our objective is to promptly conclude a transaction that is supported by you and the Cordis Board of Directors.

                                             Sincerely,

                                             Ralph S. Larsen

     In addition, on October 19, 1995, Mr. Larsen telephoned Mr. Strauss to inform him of J&J's proposal for a $105 per share negotiated stock-for-stock tax-free merger to be accounted for as a pooling of interests and J&J's $100 per share cash tender offer. J&J and its wholly owned subsidiary, JNJ Acquisition Corp., also commenced litigation against Cordis in the United States District Court for the Southern District of Florida seeking, among other things, an order compelling the Cordis Board to redeem the Rights or to make the Rights inapplicable to the cash tender offer and compelling the Cordis Board to approve the cash tender offer for purposes of Sections 607.0902 and 607.0901 of the FBCA, respectively.

     On October 20, 1995, J&J filed, and on October 30, 1995, Cordis filed, a Premerger Notification and Report Form with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice. In addition, on October 20, JNJ Acquisition Corp. filed preliminary consent solicitation materials with the SEC with respect to the solicitation of written consents from the shareholders of Cordis to remove and replace the Cordis Board, among other things.

     At a meeting on October 31, 1995 (the "October 31 Meeting"), the Cordis Board, by unanimous vote, rejected as inadequate both J&J's $100 per share cash tender offer and $105 per share proposed stock-for-stock merger. In rejecting such offer and proposal, the Cordis Board stated its belief that significant value would be created for Cordis shareholders through the pursuit of Cordis's strategic plan and also confirmed its commitment to the maximization of shareholder value. Accordingly, the Cordis Board authorized management and Cordis's advisors to explore all strategic alternatives and to report back to the Cordis Board at an early date.

     Also at the October 31 Meeting, the Cordis Board authorized Cordis to enter into severance compensation arrangements with certain executives and managers (the "Severance Arrangements") and approved the amendment of the definition of "change in control" in Cordis's Supplemental Executive Retirement Plan (the "SERP"), Executive Deferred Compensation Plan, Director Deferred Compensation Plan and Director Retirement Policy (the "Policy") to conform to the definition of "Change in Control" provided for in the Severance Arrangements. The Cordis Board also authorized certain technical corrections to the SERP and the Policy.

     On November 3, 1995, as part of the Cordis Board's directive to explore all strategic alternatives, Mr. Strauss telephoned Mr. Larsen. They agreed to meet the following day in New York City, and were accompanied in the meeting by Mr. Wilson, James T. Lenehan, a member of J&J's Executive Committee, and Alfred J. Novak, Vice President and Chief Financial Officer of Cordis. In anticipation of the meeting, on the evening of November 3, Cordis and J&J entered into a confidentiality agreement. Messrs. Larsen, Strauss, Wilson, Lenehan and Novak met on November 4 and 5 to discuss a possible strategic combination involving Cordis. On November 5, 1995, they agreed in principle to a $109 per share stock-for-stock tax-free merger to be accounted for as a pooling of interests. Later that day, the Cordis Board approved the agreement in principle and the $109 per share price, subject to the execution of a definitive merger agreement and to Cordis Board and shareholder approval.

     On November 6, 1995, J&J terminated its cash tender offer, and J&J and Cordis jointly announced the agreement in principle.

     During the week of November 6, representatives of J&J and representatives of Cordis, along with their legal and financial advisors, met and negotiated the terms of the Merger Agreement, based on the agreement in principle.

     On November 8, 1995, the Cordis Board held a meeting in New York City (the "November 8 Meeting"), at which Cordis's legal and financial advisors were present, to review the status of the negotiations on the Merger Agreement and to review the fairness of the consideration to be paid in the Merger.

     Following the November 8 Meeting, discussions and negotiations continued, and on November 12, 1995, at a telephonic meeting (the "November 12 Meeting"), the Cordis Board adopted the Merger Agreement. Following the adoption of the Merger Agreement, the Merger Agreement was executed by all parties.

     On November 13, 1995, J&J and Cordis jointly announced the signing of the Merger Agreement.

RECOMMENDATION OF THE CORDIS BOARD AND REASONS FOR THE MERGER

     At the November 12 Meeting, the Cordis Board determined that the terms of the Merger are fair to and in the best interests of Cordis and its shareholders, adopted the Merger Agreement and authorized and directed the appropriate officers of Cordis to execute the Merger Agreement on behalf of Cordis.

     THE CORDIS BOARD HAS ADOPTED THE MERGER AGREEMENT, DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF CORDIS AND ITS SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS OF CORDIS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

     In making its determinations, the Cordis Board considered a number of factors, including the following: (i) the financial and other terms and conditions of the Merger Agreement; (ii) the recommendation of management that the Merger Agreement be adopted, based in part on its favorable view of the prospects for a strategic combination of Cordis with the interventional cardiology business of J&J and the recognition that the $109 of J&J Common Stock to be received by Cordis shareholders for each share of Cordis Common Stock in the Merger is reflective of Cordis's contribution to the strategic combination and will provide Cordis shareholders a continuing indirect interest in the potential benefits of such combination following the Merger; (iii) the Cordis Board's belief, (a) after consultation with management and Cordis's financial advisors and (b) based on the fact that since October 19, 1995, the date J&J first publicly announced the cash tender offer and merger proposal with respect to Cordis, no other party expressed an interest in engaging in a business combination or other strategic transaction on terms at least as favorable to the Cordis shareholders as those contained in the Merger Agreement, that any potential alternative transactions that might be reasonably available to Cordis were unlikely to provide values to Cordis shareholders superior to the Merger;
(iv) the fact that the $109 per share price represents a premium of approximately 26.7% over the closing sales price for the shares of Cordis Common Stock on the Nasdaq National Market on October 18, 1995, the last trading day prior to the public announcement by J&J of the cash tender offer and merger proposal with respect to Cordis, and a premium of approximately 75.8% over the closing sales price of Cordis Common Stock on July 17, 1995, the last trading day before several wire stories incorrectly reported that there were then ongoing merger discussions between Cordis and J&J; (v) presentations of Morgan Stanley at the November 8 Meeting and the November 12 Meeting and the written opinion of Morgan Stanley dated November 12, 1995, that, as of such date, the consideration to be received by Cordis shareholders (other than J&J and its affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders; (vi) the Cordis Board's commitment to protecting the best interests of Cordis shareholders and the maximization of shareholder value; and
(vii) the fact that, to the extent required by the fiduciary obligations of the Cordis Board, as determined in good faith by a majority of the members of the Cordis Board based on the advice of outside counsel, Cordis may terminate the Merger Agreement if any person shall have made a bona fide proposal to acquire Cordis on terms which a majority of the disinterested members of the Cordis Board determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Cordis shareholders than the Merger, upon payment of a $40 million termination fee and not more than $10 million of J&J's Expenses associated with the Merger.

     The Cordis Board did not assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Cordis Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it. Individual members of the Cordis Board may have given different weights to different factors.

OPINION OF FINANCIAL ADVISOR

     Morgan Stanley has acted as financial advisor to Cordis in connection with the Merger. Morgan Stanley was selected by the Cordis Board to act as Cordis's financial advisor based on Morgan Stanley's qualifications, expertise and reputation. At the November 12 Meeting, Morgan Stanley delivered its written opinion dated November 12, 1995, to the Cordis Board that, based upon and subject to the various considerations set forth in such opinion, on the date thereof, the consideration to be received by the holders of Cordis Common Stock, other than J&J and its affiliates, pursuant to the Merger Agreement was fair from a financial point of view to such holders. Morgan Stanley has also delivered to the Cordis Board a substantially identical opinion, dated the date of this Proxy Statement/Prospectus. Such opinions are hereinafter collectively referred to as the "Morgan Stanley Opinion".

     THE FULL TEXT OF THE MORGAN STANLEY OPINION DATED AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MORGAN STANLEY, IS ATTACHED AS ANNEX 2 TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. CORDIS SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY IN CONJUNCTION WITH THIS PROXY STATEMENT/PROSPECTUS. THE MORGAN STANLEY OPINION ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF CORDIS COMMON STOCK, OTHER THAN J&J AND ITS AFFILIATES, PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF CORDIS AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS ANNEX 2 TO THIS PROXY STATEMENT/PROSPECTUS.

     In connection with rendering the Morgan Stanley Opinion, Morgan Stanley, among other things: (i) analyzed certain publicly available financial statements and other information regarding Cordis and J&J; (ii) analyzed certain internal financial statements and other financial and operating data concerning Cordis prepared by the management of Cordis; (iii) analyzed certain financial projections prepared by the management of Cordis; (iv) discussed the past and current operations and financial condition and the prospects of Cordis with senior management of Cordis; (v) discussed the past and current operations and financial condition and the prospects of J&J with senior management of J&J and analyzed the impact of the Merger on J&J's earnings per share, consolidated capitalization and financial ratios; (vi) reviewed the reported prices and trading activity for Cordis Common Stock and J&J Common Stock; (vii) compared the financial performance of Cordis and the prices and trading activity of the Cordis Common Stock and the J&J Common Stock with that of certain other comparable publicly-traded companies and their securities; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (ix) responded to inquiries from certain third parties concerning a possible transaction involving Cordis; (x) reviewed the Merger Agreement and certain related documents; and (xi) performed such other analyses and examinations and considered such other factors as Morgan Stanley deemed appropriate.

     In rendering the Morgan Stanley Opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for purposes of rendering its opinion. With regard to the financial projections referred to in clause (iii) of the preceding paragraph, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates of the future financial performance of Cordis. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Cordis, nor was it furnished with any such appraisals. The Morgan Stanley Opinion states that it is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the dates of such opinions. Morgan Stanley also noted that, while it had responded to inquiries from certain third parties concerning a possible transaction involving Cordis, it was not authorized to, and it did not, solicit indications of interest from third parties with respect to engaging in an acquisition or other possible transaction involving Cordis.

     The following is a brief summary of the analyses performed by Morgan Stanley and reviewed with the Cordis Board during the November 8 Meeting and the November 12 Meeting in connection with the rendering by Morgan Stanley of its opinion dated as of November 12, 1995.

     Analysis of Stock Price Performance. As part of its analysis, Morgan Stanley reviewed the recent stock price performance of Cordis and J&J, and compared the stock price performance of Cordis with that of a group of certain peer companies in the medical technology industry (which included Arrow International, Inc., C.R. Bard, Inc., Biomet, Inc., Datascope Corp., Stryker Corporation, United States Surgical Corporation, Boston Scientific Corporation, St. Jude Medical, Inc. and Medtronic, Inc. (the "Medical Technology Index"), in addition to comparing the stock price performance of J&J with that of a group of certain publicly-traded peer companies in the pharmaceutical industry (which included Abbott Laboratories, American Home Products Corporation, Amgen Inc., Bristol-Myers Squibb Company, Eli Lilly and Company, Merck & Co., Inc., Rhone-Poulenc Rorer Inc., Schering-Plough Corporation, The Upjohn Company, Warner-Lambert

Company and Pfizer Inc.) (the "Pharmaceutical Index"). Morgan Stanley observed that (i) Cordis Common Stock outperformed both the S&P MidCap 400 and the Medical Technology Index from November 8, 1993 through the October 19, 1995 public announcement by J&J of its tender offer and merger proposal with respect to Cordis (the "Original Offer"); (ii) Cordis's historical indexed price performance from November 7, 1994 to November 6, 1995 indicated that Cordis Common Stock outperformed the S&P MidCap 400 but underperformed the Medical Technology Index until the October 19, 1995 public announcement by J&J of the Original Offer, after which it outperformed both; and (iii) Cordis's historical ratios of market price to next 12 months earnings per share ("EPS") from November 18, 1992 to November 6, 1995 indicated that Cordis's price/earnings ratios ("P/E ratio") were below that of the average of the companies comprising the Medical Technology Index until late 1993, after which period and until approximately the middle of October (shortly before the announcement by J&J of the Original Offer), Cordis's P/E ratio approximated and moved closely with the average of such companies.

     In addition, Morgan Stanley observed that (i) J&J Common Stock generally underperformed or moved closely with the average of the companies comprising both the Pharmaceutical Index and the S&P MidCap 400 from November 9, 1992 to approximately the middle of March 1995, and that following such date J&J Common Stock generally outperformed such companies; and (ii) J&J's historical ratio of market price to next 12 months EPS indicated that J&J's P/E ratio was higher than the average of the companies comprising the Pharmaceutical Index from November 18, 1992 to November 6, 1995.

     Historical Exchange Ratio Analysis. Morgan Stanley also reviewed certain historical ratios of the price of Cordis Common Stock to the price of J&J Common Stock over various periods ending November 6, 1995. The ratios of closing prices of Cordis Common Stock to J&J Common Stock for the various periods ending November 6, 1995, were as follows: 0.957 for the previous three years; 1.085 for the previous twelve months; 1.042 for the previous six months; 1.096 for the previous sixty days; 1.314 for November 6, 1995; and with respect to the low and high ratios for the previous year, 1.085 and 1.314, respectively.

     Comparable Company Analysis with respect to Cordis. As part of its analysis, Morgan Stanley analyzed the performance and market valuation of Cordis Common Stock by comparing certain market trading statistics of Cordis with certain publicly-traded peer companies in the medical technology industry (which included the companies included in the Medical Technology Index as well as Guidant Corporation and Medisense, Inc.). Historical financial information used in connection with the ratios provided below with respect to the comparable company analysis is as of the most recent financial statements publicly available for each such company as of November 6, 1995, and all market price information used in calculating the ratios provided below is as of November 6, 1995.

     Among the market trading information considered in the Morgan Stanley analysis was the P/E ratio for the last twelve months and as projected for 1995 and 1996. EPS estimates for calendar 1995 and 1996 were based on estimates obtained from a report prepared by Institutional Brokers Estimate System (a data service that monitors and publishes compilations of earnings estimates produced by selected research analysts regarding companies of interest to institutional shareholders) dated as of October 19, 1995 ("IBES"). Morgan Stanley also reviewed certain market trading statistics in terms of the aggregate value of the company in question as a multiple of revenue and as a multiple of earnings before interest, taxes, depreciation and amortization ("EBITDA"). Based on an analysis of that market trading information and based on a Cordis Common Stock share value equal to the average of the closing market prices for shares of Cordis Common Stock over the 10 trading days immediately prior to the first public announcement of the Original Offer (such value, the "Unaffected Cordis Trading Value"), Morgan Stanley's analysis indicated (i) various P/E ratios for the latest twelve months, with a mean multiple of 30.0x and a median multiple of 25.9x, as compared to a multiple of 26.0x for Cordis; (ii) various P/E ratios for 1995, with a mean multiple of 23.9x and a median multiple of 24.4x, as compared to a multiple of 23.6x for Cordis; (iii) various P/E ratios for 1996, with a mean multiple of 19.6x and a median multiple of 19.3x, as compared to a multiple of 19.6x for Cordis; (iv) various multiples of aggregate value to revenues, with a mean multiple of 3.83x and a median multiple of 3.12x, as compared to a multiple of 2.73x for Cordis; (v) various multiples of aggregate value to EBITDA, with a mean multiple of 14.1x and a median multiple of 12.9x, as compared to a multiple of 12.0x for Cordis; (vi) various projected EPS five-year, compounded annual growth rates (based on IBES estimates), with a mean growth rate of 17.2% and median growth rate of 18.0%, as compared to a growth rate of 19.0% for Cordis; and (vii) various multiples of 1996 projected P/E ratios to projected five-year, compounded annual growth rates for EPS (based on IBES estimates), with a mean multiple of 1.1x and median multiple of 1.2x, as compared to a multiple of 1.0x for Cordis.

     No company utilized in the comparable company analysis as a comparison is identical to Cordis. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Cordis and other factors that could affect the public trading value of the companies to which it is being compared. Mathematical analysis (such as determining the average or the median) is not itself a meaningful method of using comparable transaction data.

     Discounted Cash Flow Analysis with respect to Cordis. Morgan Stanley performed a discounted cash flow analysis of Cordis to calculate a present value of the stand-alone unleveraged free cash flows that Cordis is expected to generate if Cordis performs in accordance with scenarios based upon certain financial forecasts prepared by the management of Cordis (the "Management Case"). Morgan Stanley also analyzed a second set of financial forecasts based upon IBES earnings estimates and IBES projected earnings growth rates (the "Market Consensus Case"). In addition, Morgan Stanley analyzed a third set of financial forecasts based upon certain adjustments to the Management Case (the "Sensitivity Case"). To arrive at a valuation of Cordis based upon this method of analysis, Morgan Stanley discounted the unleveraged free cash flows that resulted from the aforementioned assumptions using a range of discount rates of 13.5% to 14.5%. The terminal value was computed by multiplying the projected market price to net income in the fiscal year 2005 by a range of terminal multiples of 14.0x to 18.0x. The discounted cash flow analysis indicated a per share reference range for Cordis Common Stock of between $97 to $123 for the Management Case, $76 to $94 for the Market Consensus Case and $69 to $86 for the Sensitivity Case.

     Future Stock Price Analysis. Morgan Stanley computed future trading values per share of Cordis Common Stock based on a range of estimates of earnings, sales growth and forward multiples of P/E ratios for the calendar year 2000. Such future values were then discounted back to the present at an equity discount rate of 16.0%. Such analysis indicated a present value of the future price performance of Cordis Common Stock ranging from $91.65 to $117.04 per share of Cordis Common Stock.

     Comparable Transaction Analysis. Morgan Stanley reviewed the financial terms, to the extent publicly available, of 30 selected pending and completed merger and acquisition transactions in the medical technology industry announced since June 18, 1988. Morgan Stanley reviewed the prices paid in such transactions in terms of fully diluted equity value as a multiple of earnings and book value, and in terms of the aggregate value (defined as equity value plus any debt assumed and the stated value of any redeemable preferred stock, less cash) as a multiple of revenue, as a multiple of EBITDA, as a multiple of earnings before interest and taxes ("EBIT"), and as premiums to stock price one month prior to the announcement of the transaction in question and/or premiums to stock price one day prior to such announcement and compared such values to the values which would be obtained by the shareholders of Cordis in connection with the Merger. The transactions included: EP Technologies, Inc. and Boston Scientific Corporation; Meadox and Boston Scientific Corporation; Heart Technology, Inc. and Boston Scientific Corporation; Medrad, Inc. and Schering AG; Bayer's Medical Plastic Business and Pall Corporation; MedChem Products, Inc. and C.R. Bard, Inc.; Puritan-Bennett Corporation and Nellcor Incorporated; American Medical Electronics, Inc. and Orthofix International; Cabot Medical Corporation and Circon Corporation; Fisons Plc Scientific Instruments Division and Thermo Instrument Systems Inc. (Thermo Electron Corporation); Neuromed Inc. and Quest Medical, Inc.; Mitek Surgical Products, Inc. and Johnson & Johnson; SciMed Life Systems, Inc. and Boston Scientific Corporation; NAMIC U.S.A. Corporation and Pfizer Inc.; Orthomet, Inc. and Wright Medical Technology, Inc.; Cardiovascular Imaging Systems, Inc. and Boston Scientific Corporation; Kendall International, Inc. and Tyco International Ltd.; Pacesetter (Siemens AG) and St. Jude Medical, Inc.; Kirschner Medical Corporation and Biomet, Inc.; Pharmacia AB (Pharmacia Deltec) and Smith Industries Plc; DLP Inc. and Medtronic, Inc.; Webster Laboratories and Cordis Corporation; PPG Industries, Inc. Biomedical Systems Unit and Enhanced Imaging Technologies, Inc.; Electromedics Inc. and Medtronic, Inc.; Bristol-Myers Squibb Company (Edward Weck, Inc.) and Teleflex Incorporated; Devilbiss Health Care Inc. and Sunrise

Medical Inc.; Sofamor SA and Danek Group, Inc.; Sorin Biomedica SPA and Imcera Group, Inc.; Hemocue Intressenter AB and Imcera Group, Inc.; and Intermedics and Sulzer Brothers Ltd. Based on an analysis of those transactions, Morgan Stanley's analysis indicated (i) various multiples of equity value to latest twelve month net income, with a mean multiple of 31.8x and a median multiple of 30.4x, as compared to a multiple of 33.0x for Cordis, (ii) various multiples of equity value to book value, with a mean multiple of 4.8x and a median multiple of 3.9x, as compared to a multiple of 6.2x for Cordis, (iii) various multiples of aggregate value to last twelve-month revenues with a mean multiple of 3.19x and a median multiple of 2.61x, as compared to a multiple of 3.83x for Cordis,
(iv) various multiples of aggregate value to last twelve-month EBITDA with a mean multiple of 14.7x and a median multiple of 13.1x, as compared to a multiple of 16.8x for Cordis, (v) various multiples of aggregate value to last twelve-month EBIT with a mean multiple of 20.7x and a median multiple of 19.5x, as compared to a multiple of 19.8x for Cordis, (vi) various premiums to stock price one month prior to announcement with a mean premium of 49.8% and a median premium of 41.2%, as compared to a premium of 28.6% for Cordis and (vii) various premiums to stock price one day prior to announcement with a mean premium of 33.8% and a median premium of 27.7%, as compared to a premium of 26.7% for Cordis.

     No transaction utilized in the comparable transaction analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of J&J and Cordis and other factors that could affect the acquisition value of the companies to which they are being compared. Mathematical analysis (such as determining the average or the median) is not itself a meaningful method of using comparable transaction data.

     Comparable Company Analysis with respect to J&J. As part of its analysis, Morgan Stanley analyzed the relative performance and value of J&J Common Stock by comparing certain market trading statistics with those of its peer companies in the Pharmaceutical Index. Historical financial information used in connection with the ratios provided below with respect to the comparable company analysis is as of the most recent financial statements publicly available for each company as of November 6, 1995, and all market information used in calculating the ratios provided below is as of November 6, 1995.

     Among the market trading information considered in the valuation analysis were EPS estimates for the last twelve months and for calendar 1995 and calendar 1996. EPS estimates for calendar 1995 and calendar 1996 were based on estimates provided by IBES. Morgan Stanley also reviewed certain market trading statistics in terms of the aggregate value of the company in question as a multiple of revenue and as a multiple of operating income. Based on an analysis of that market trading information, Morgan Stanley's analysis indicated (i) various P/E ratios for the latest twelve months, with a mean multiple of 20.3x and a median multiple of 19.6x, as compared to a multiple of 23.3x for J&J; (ii) various projected P/E ratios for calendar 1995, with a mean multiple of 19.2x and a median multiple of 19.5x, as compared to a multiple of 22.0x for J&J; (iii) various projected P/E ratios for calendar 1996, with a mean multiple of 17.2x and a median multiple of 17.3x, as compared to a multiple of 19.3x for J&J; (iv) various multiples of aggregate value to revenues, with a mean multiple of 3.64x and a median multiple of 3.27x, as compared to a multiple of 3.06x for J&J; (v) various multiples of aggregate value to operating income, with a mean multiple of 14.2x and a median multiple of 14.7x, as compared to a multiple of 16.4x for J&J; (vi) various projected five-year, compounded annual growth rates for EPS (based on IBES estimates), with a mean growth rate of 10.7% and median growth rate of 10.0%, as compared to a growth rate of 13.0% for J&J; and (vii) various multiples of 1996 projected P/E ratios to projected five-year, compounded annual growth rates for EPS (based on IBES estimates), with a mean multiple of 1.9x and median multiple of 1.7x, as compared to a multiple of 1.7x for J&J.

     No company utilized in the comparable company analysis as a comparison is identical to J&J. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of J&J and other factors that could affect the public trading value of the companies to which it is being compared. Mathematical analysis (such as determining the average or the median) is not itself a meaningful method of using comparable transaction data.

     In connection with its opinion dated as of the date of this Proxy Statement/Prospectus, Morgan Stanley confirmed the appropriateness of its reliance on the analyses used to render its opinion dated as of November 12, 1995, by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

     The above summary of the presentations by Morgan Stanley to the Cordis Board does not purport to be a complete description of such presentations or of all the advice rendered by Morgan Stanley. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or portions of the above summary, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in Morgan Stanley's presentations to the Cordis Board and the Morgan Stanley Opinion. In addition, Morgan Stanley may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Cordis.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Cordis and J&J. The analyses performed by Morgan Stanley are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold or valued in the marketplace. In addition, as described above, the Morgan Stanley opinion dated as of November 12, 1995 and the information provided by Morgan Stanley to the Cordis Board were one of many factors taken into consideration by the Cordis Board in making its determination to adopt the Merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the Cordis Board's or Cordis management's opinion with respect to the value of Cordis or of whether the Cordis Board or Cordis management would have been willing to agree to consideration different from the Consideration.

     Pursuant to the terms of the engagement letter dated October 20, 1995, Cordis has retained Morgan Stanley to render financial advisory services to Cordis, and in accordance with such engagement, Morgan Stanley has advised Cordis with respect to the Merger and related matters.

     Cordis has agreed to pay Morgan Stanley, upon consummation of the Merger, a transaction fee of approximately $7.5 million (a portion of which is included in the estimated business combination costs incurred by Cordis in the three-month period ended December 31, 1995). In the event that the Merger is not consummated and there is not, prior to October 19, 1996, either an acquisition of 50% or more of the voting stock of Cordis by J&J or any other party or in a change in a majority of the members of the Cordis Board, Morgan Stanley will charge an Independence Fee. The term "Independence Fee" shall mean a fee which is calculated based on the percentage of the aggregate transaction value of Cordis implied by the consideration per share of Cordis Common Stock offered in connection with J&J's cash tender offer, or the most recent proposed transaction resulting from such offer (which percentage shall be determined on the same basis as the transaction fees described above).

     Cordis has also agreed to reimburse Morgan Stanley for its reasonable expenses, including travel costs, document production and other similar expenses of this type and also including the fees of outside counsel and other professional advisors should they be engaged with Cordis's consent, and to indemnify Morgan Stanley and certain related persons against certain liabilities, including certain liabilities under Federal securities laws.

     Cordis retained Morgan Stanley based upon its qualifications, expertise and reputation. Morgan Stanley is an internationally recognized investment banking and financial advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition to providing investment banking and financial advisory services, Morgan Stanley is a full service securities firm engaged in securities trading and brokerage activities. In the ordinary course of its trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities of Cordis or J&J. Morgan Stanley and its affiliates have, in the past, provided certain financial advisory and financing services to J&J and Cordis (which were unrelated to the proposed transactions between Cordis and J&J) for which they have received customary fees for the rendering of such services, and may provide financial advisory and financing services to the combined entity in the future.

EFFECTIVE TIME

     The Merger will become effective at such time as articles of merger are duly filed with the Florida Department of State, or at such other time as Merger Sub and Cordis agree should be specified in such articles. The Merger Agreement provides that Merger Sub and Cordis will deliver such articles or other appropriate documents as soon as practicable on the Closing Date. See "THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger".

MERGER CONSIDERATION

     At the Effective Time, each share of Cordis Common Stock issued and outstanding immediately prior to the Effective Time (together with the associated Right), other than shares of Cordis Common Stock owned by Cordis, J&J or any subsidiary of J&J, will be converted into the right to receive that number of validly issued, fully paid and nonassessable shares of J&J Common Stock equal to the Exchange Ratio. If the Closing Date had been January 23, 1996, then the Average J&J Price would have been $86.3875 and each share of Cordis Common Stock would have been converted into the right to receive 1.2618 shares of J&J Common Stock. However, the actual Exchange Ratio will depend on the Average J&J Price at the actual Closing Date and may be greater or less than the above number. For example, if the Average J&J Price were to be 15% higher (or $99.3456) or 15% lower (or $73.4294) at the Closing Date than the average price referred to above, the Exchange Ratio would be 1.0972 or 1.4844, respectively. If, prior to the Special Meeting, it appears that the actual Exchange Ratio will differ in a material respect from the range noted above, Cordis would, if necessary at such time, determine whether to adjourn the Special Meeting and resolicit proxies from the shareholders of Cordis.

     As of the Effective Time, all shares of Cordis Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Cordis Common Stock shall cease to have any rights with respect thereto, except the right to receive shares of J&J Common Stock and any cash in lieu of fractional shares of J&J Common Stock to be issued or paid in consideration therefor upon surrender of such certificate, in each case without interest.

     Any shares of Cordis Common Stock held by Cordis, J&J or any subsidiary of J&J will automatically be canceled and retired and will cease to exist as of the Effective Time.

EXCHANGE AGENT; EXCHANGE PROCEDURES; DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES; NO FURTHER OWNERSHIP RIGHTS IN CORDIS COMMON STOCK; NO FRACTIONAL SHARES

     Exchange Agent. The Merger Agreement requires J&J to deposit as of the Effective Time, with First Chicago Trust Company of New York or such other bank or trust company as may be designated by J&J (and reasonably acceptable to Cordis) (the "Exchange Agent"), for the benefit of the holders of shares of Cordis Common Stock, certificates representing the shares of J&J Common Stock issuable in exchange therefor.

     Exchange Procedures. As soon as reasonably practicable after the Effective Time, J&J shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Cordis Common Stock (the "Certificates"), whose shares were converted into the right to receive shares of J&J Common Stock pursuant to the Merger, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as J&J may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of J&J Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of J&J Common Stock (rounded down to the nearest whole share) which such holder has the right to receive after taking into account all the shares of Cordis Common Stock then held by such holder under all such Certificates so surrendered, cash in lieu of fractional shares of J&J Common Stock and any dividends or other distributions to which such holder is entitled, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Cordis Common Stock that is not registered in the transfer records of Cordis, a certificate representing the proper number of shares of J&J Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of J&J Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of J&J that such tax has been paid or is not applicable. Until so surrendered, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of J&J Common Stock, cash in lieu of any fractional shares of J&J Common Stock and any dividends or other distributions to which such holder is entitled pursuant to the Merger Agreement. No interest will be paid or will accrue on any cash payable pursuant to the Merger Agreement.

     CORDIS SHAREHOLDERS SHOULD NOT FORWARD CORDIS STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. CORDIS SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to J&J Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of J&J Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder until the holder of record of such Certificate shall surrender such Certificate. Following surrender of any such Certificate, there shall be paid to the record holder of the certificate representing whole shares of J&J Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of J&J Common Stock and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of J&J Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and a payment date subsequent to such surrender payable with respect to such whole shares of J&J Common Stock.

     No Further Ownership Rights in Cordis Common Stock. All shares of J&J Common Stock issued upon the surrender for exchange of shares of Cordis Common Stock in accordance with the terms of the Merger Agreement (including any cash paid) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Cordis Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Cordis Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in the Merger Agreement.

     No Fractional Shares. No certificates or scrip representing fractional shares of J&J Common Stock shall be issued upon the surrender for exchange of Certificates. Each holder of shares of Cordis Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of J&J Common Stock (after taking into account all Certificates delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of J&J Common Stock multiplied by the Average J&J Price.

STOCK EXCHANGE LISTING

     It is a condition to each party's obligation to effect the Merger that the shares of J&J Common Stock issuable to Cordis's shareholders pursuant to the Merger Agreement and under the Cordis Stock Plans (as defined under "-- Effect on Employee Benefit and Stock Plans") shall have been approved for listing on the NYSE, subject to official notice of issuance. The shares of J&J Common Stock to be issued pursuant to the Merger Agreement and under the Cordis Stock Plans are treasury shares that have been approved for listing on the NYSE.

EXPENSES

     The Merger Agreement provides that (except under the circumstances described under "--Certain Fees and Expenses" below) J&J and Cordis each will pay their own expenses in connection with the Merger, the Merger Agreement and the transactions contemplated thereby, including the fees and expenses of their own financial or other consultants, investment bankers, accountants and counsel, whether or not the Merger is consummated, except that J&J and Cordis will share equally all expenses incurred in connection with filing, printing and mailing this Proxy Statement/Prospectus and the Registration Statement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the principal Federal income tax consequences of the Merger to holders of Cordis Common Stock (held as capital assets) and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to vote in favor of approval of the Merger. The discussion does not reflect the individual tax position of any holder of Cordis Common Stock and does not address the tax consequences that may be relevant to holders of Cordis Common Stock with special tax status, including but not limited to financial institutions, dealers in securities, holders that are not citizens or residents of the United States, tax-exempt entities and holders that acquired Cordis Common Stock upon the exercise of employee stock options or otherwise as compensation. Moreover, the discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. Finally, the tax consequences to holders of stock options are not discussed. The discussion is based on the Code, Treasury Regulations thereunder and administrative rulings and court decisions as of the date hereof. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. Holders of Cordis Common Stock are urged to consult with their own tax advisors regarding the tax consequences of the Merger to them, including the effects of Federal, state, local, foreign and other tax laws.

     Simpson Thacher & Bartlett, counsel to Cordis, has delivered to Cordis its opinion to the effect that: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) J&J, Merger Sub and Cordis will each be a party to the reorganization, within the meaning of Section 368(b) of the Code, (iii) no income, gain or loss will be recognized for Federal income tax purposes by either J&J or Cordis as a result of the Merger, and (iv) no income, gain or loss will be recognized for Federal income tax purposes by shareholders of Cordis upon the exchange in the Merger of Cordis Common Stock solely for J&J Common Stock (except to the extent of any cash received in lieu of fractional shares). Such opinion assumes that the Merger will take place as described in the Merger Agreement and that certain factual matters with respect to J&J, Merger Sub and Cordis, respectively, described in certain representation letters addressed to such counsel, will be true and correct as of the Effective Time. Based upon the advice of Simpson Thacher & Bartlett, Cordis expects that the Merger will qualify as a reorganization. Accordingly, the following will be the Federal income tax consequences to the Cordis shareholders:

          (i) no gain or loss will be recognized by the shareholders of Cordis upon receipt of J&J Common Stock in exchange for their Cordis Common Stock, except that a holder of Cordis Common Stock who receives cash in lieu of a fractional share of J&J Common Stock will recognize gain or loss equal to the difference between the amount of such cash and the tax basis allocated to such shareholder's fractional share of J&J Common Stock. Such gain or loss will constitute long-term capital gain or loss if, at the Effective Time, such shareholder's Cordis Common Stock is held as a capital asset and has been held for more than one year;

          (ii) the tax basis of J&J Common Stock received by the shareholders of Cordis will be the same as the tax basis of such shareholders' Cordis Common Stock exchanged therefor reduced by any amount allocable to a fractional share interest for which cash is received; and

          (iii) the holding period of J&J Common Stock in the hands of the Cordis shareholders will include the holding period of such shareholders' Cordis Common Stock exchanged therefor, provided that such Stock is held as a capital asset at the Effective Time.

ANTICIPATED ACCOUNTING TREATMENT

     J&J intends to treat the Merger as a pooling of interests for accounting and financial reporting purposes.

EFFECT ON EMPLOYEE BENEFIT AND STOCK PLANS

     Employee Benefit Plans. The Merger Agreement provides that for a period of one year following the Effective Time (the "Initial Period"), J&J and Merger Sub will maintain for the benefit of employees of Cordis and its subsidiaries who are employed in the United States ("U.S. Employees") certain of Cordis's existing benefit plans ("Benefit Plans"), or substitute plans which in the aggregate provide substantially equivalent benefits, for the employees of Cordis and its subsidiaries. The Merger Agreement provides that for the one-year period following the Initial Period, J&J will provide or make available for the benefit of U.S. Employees who continue in employment during the one-year period following the Initial Period pension, health and welfare benefits which are substantially equivalent in the aggregate to such benefits provided or made available to other similarly situated employees of J&J and Merger Sub. Following the completion of the Initial Period and the one-year period thereafter, J&J, in its sole discretion, will determine the benefits to be provided or made available to U.S. Employees. As of the Effective Time, U.S. Employees (i) will be eligible for coverage under the terms and conditions of the written severance policy of J&J to the same extent such individuals would be eligible for coverage under such severance policy if they were employed by J&J or Merger Sub (other than those U.S. Employees who are entitled to severance payments under the terms of the Employment Agreements (as defined below) during the term of such agreements) and (ii) will be given past service credit with Cordis or its subsidiaries to the same extent such service was credited under Cordis's written severance policy as of the Effective Time.

     As of the Effective Time, U.S. Employees will be given past service credit for their service with Cordis or its subsidiaries prior to the Effective Time
(i) for all purposes under the terms and conditions of the Benefit Plans (or any substitute plans) and the written severance policy of J&J and (ii) for eligibility and vesting purposes (but not for benefit accrual purposes other than with respect to Cordis's vacation policy) under any other pension, health and welfare plan provided by J&J to the employees of Cordis or its subsidiaries during the Initial Period or the one-year period thereafter to the same extent such service would be credited under the terms and conditions of such plans as if such U.S. Employees were employed by J&J prior to the Effective Time; provided, however, that no such past service credit will be given for any purpose with respect to J&J's post-retirement medical plan.

     In addition, J&J has agreed to (i) continue and maintain certain of Cordis's existing annual incentive compensation plans in effect through the end of Cordis's fiscal year ending June 30, 1996, and (ii) equitably adjust, as J&J deems appropriate in its sole discretion, any performance criteria established under such incentive plans for the annual award period ending on June 30, 1996, in order to eliminate any costs or expenses directly arising from the implementation of the Merger which would adversely impact upon the achievement of the applicable performance criteria. For the remainder of calendar year 1996, J&J will make available incentive compensation opportunities on terms and conditions substantially equivalent to those made available to similarly situated employees of J&J; it being understood, however, that for any award period under J&J's incentive plans which (i) is in effect on July 1, 1996 and
(ii) commenced prior to July 1, 1996, the performance criteria and target awards payable will be equitably adjusted, as J&J deems necessary and appropriate in its sole discretion, to reflect any shortened performance cycle.

     For purposes of determining the benefits due to Cordis employees under certain specified plans, agreements or arrangements of Cordis, the consummation of the Merger will constitute a "Change in Control" of Cordis (as that term is defined in such plans, agreements or arrangements). J&J has agreed (i) to cause the Surviving Corporation after consummation of the Merger to pay all amounts provided under such plans, agreements and arrangements as a result of a Change in Control of Cordis in accordance with their terms as in effect on the date of the Merger Agreement and (ii) to honor, and to cause the Surviving Corporation to honor, all rights and privileges to or with respect to such plans, agreements and arrangements as in effect on the date of the Merger Agreement which, by their respective terms, became effective as a result of such Change in Control. The Merger Agreement does not confer upon any person, other than J&J, Merger Sub and Cordis, any rights, remedies or benefits with respect to, among other things, employee benefits.

     Stock Option Plans. Certain officers, directors and employees of Cordis have received options to acquire Cordis Common Stock pursuant to The Cordis Corporation Non-Qualified Stock Option Plan, The Cordis Corporation Director Non-Qualified Stock Option Plan and The Webster Laboratories, Inc. 1992 Stock Plan (the "Cordis Stock Plans"). Pursuant to the Merger Agreement each option granted under the Cordis Stock Plans which is outstanding immediately prior to the Effective Time ("Cordis Option") will be deemed to constitute an option to acquire, on substantially the same terms and conditions as were applicable under such Cordis Option and the applicable Cordis Stock Plan, the same number of shares of J&J Common Stock (rounded down to the nearest whole share) as the holder of such Cordis Option would have been entitled to receive pursuant to the Merger had such holder exercised such Cordis Option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares of Cordis Common Stock otherwise purchasable pursuant to such Cordis Option divided by (z) the number of shares of J&J Common Stock deemed purchasable pursuant to such Cordis Option. Pursuant to the respective terms of the Cordis Stock Plans, Cordis Options (other than those granted under The Webster Laboratories, Inc. 1992 Stock Plan) become fully exercisable, to the extent not then exercisable, upon the Effective Time. As provided in the Merger Agreement, the provisions in the Cordis Stock Plans and any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of Cordis or any interest in respect of any capital stock of Cordis will be deleted as of the Effective Time, and Cordis is required to use its best efforts to ensure that, following the Effective Time, no holder of a Cordis Option or any participant in any Cordis Stock Plan will have any right thereunder to acquire any capital stock of Cordis, or the Surviving Corporation, except as described above.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Cordis Board with respect to the Merger Agreement, shareholders should be aware that the members of the Cordis Board and certain members of management of Cordis at the time of the adoption of the Merger Agreement had, and currently have, certain interests which may present them with potential conflicts of interest in connection with their recommendation of the approval of the Merger Agreement to Cordis's shareholders.

     Employment Agreements. Pursuant to the Merger Agreement, Cordis will use its reasonable efforts to cause 62 executives and managers of Cordis (the "Executives") to enter into four tiers of employment agreements ("Employment Agreements"). With respect to the Executives who are officers, there are two types of Employment Agreements (Tier I and Tier II).

     The Tier I and Tier II Employment Agreements provide for employment for a term of two years at an annual base salary ("Base Salary") for each Executive at the same rate as that which went into effect for calendar year 1995 ("1995 Base Salary"), subject to increases in the ordinary course of business. In addition, the Tier I and Tier II Employment Agreements include a non-competition period of two years following termination of employment during which time the Executive may not: (i) solicit customers or employees of Cordis or (ii) compete with Cordis's line of business or that of the interventional systems division of J&J.

     In the event of termination of an Executive's employment prior to the end of the two-year employment agreement (i) by Cordis other than for "cause" (as defined) or (ii) by the Executive for "good reason" (as defined), the Executive will be entitled to a lump sum severance payment which is the multiple of the Executive's 1995 Base Salary and the highest bonus received by the Executive in the last three fiscal years. The multiples used to determine the lump sum payment are 2.99 and 2 for Tier I and Tier II, respectively. Although J&J does not believe that any excise taxes pursuant to Section 4999 of the Code would be imposed on amounts payable to Executives under the Employment Agreements or on other amounts payable by Cordis, the Tier I and Tier II Employment Agreements include an excise tax gross-up provision to cover such contingency.

     Pursuant to the Merger Agreement, Cordis will enter into one year employment agreements with Mr. Strauss and Mr. Novak substantially similar to the Employment Agreements described above, with the following key differences. At the end of one year, Mr. Strauss and Mr. Novak will receive retention bonuses in the amount of $1.5 million and $1 million, respectively. In addition, Mr. Strauss and Mr. Novak will receive $1.7 million and $700,000, respectively, in respect of a covenant not to compete similar to the one described above. In the event of termination of employment during the one-year period following the Effective Time (i) by Cordis other than for "cause" (as defined), (ii) by either Mr. Strauss or Mr. Novak for "good reason" (as defined) or (iii) on account of death or "disability" (as defined), the foregoing amounts relating to the retention bonus and the non-competition payment will be paid at the time of termination. If Mr. Strauss or Mr. Novak terminate employment for any other reason during such one-year period, they will forfeit all entitlement to such retention bonus and payment in respect of the covenant not to compete.

     Prior to entering into the Merger Agreement, the Severance Agreements authorized by the Cordis Board at a meeting on October 31, 1995 were rescinded or terminated by the mutual agreement of the parties.

     Other Plans. Benefits accrued under Cordis's performance unit award plan, supplemental executive retirement plan, Directors Retirement Policy and deferred compensation plans for executives and directors will become vested, to the extent not then vested, and, in general, payment of such accrued benefits will accelerate, in accordance with the respective terms of such plans and Policy, upon consummation of the Merger.

     Cordis Stock Plans. Cordis Options (other than those options granted under The Webster Laboratories, Inc. 1992 Stock Plan) will become fully exercisable upon the Effective Time (whether or not then otherwise exercisable) and will be deemed to constitute options to acquire J&J Common Stock. See "-- Effect on Employee Benefit and Stock Plans".

     Indemnification of Directors and Officers Pursuant to the Merger
Agreement. Pursuant to the Merger Agreement, for a period of six years after the Effective Time, the Surviving Corporation will, subject to applicable law, maintain all rights to indemnification existing on the date of the Merger Agreement under Cordis's By-laws in favor of the present and former directors, officers, employees and agents of Cordis. J&J has agreed to maintain for six years from the Effective Time unless J&J agrees in writing to guarantee the indemnification obligations set forth in Cordis's By-laws, the current level and scope of directors' and officers' liability insurance maintained by Cordis covering those persons who are currently covered by Cordis's directors' and officers' liability insurance policy, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid by Cordis prior to the date of the Merger Agreement ("Cordis's Current Premium"). If such premiums for such insurance at any time exceed 200% of Cordis's Current Premium, then the Surviving Corporation will cause to be maintained policies of insurance which, in the Surviving Corporation's good faith determination, provide the maximum coverage available at an annual premium equal to 200% of Cordis's Current Premium.

RESALE OF J&J COMMON STOCK

     The J&J Common Stock to be issued pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any Cordis shareholder who may be deemed to be an affiliate of Cordis (an "Affiliate") for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. Cordis will use its reasonable efforts to cause each such Affiliate to enter into an agreement with J&J providing that such Affiliate will not transfer any J&J Common Stock received in the Merger (i) except in compliance with the Securities Act and (ii) until after such time as results covering at least 30 days of combined operations of Cordis and J&J have been published by J&J, and that such Affiliate will not during the 30 days immediately preceding the Effective Time transfer any shares of Cordis Common Stock.

NO SOLICITATION

     The Merger Agreement provides that Cordis may not, nor may it permit any of its subsidiaries to, nor may it authorize or permit any of its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it or any of its subsidiaries to, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. However, to the extent required by the fiduciary obligations of the Cordis Board, as determined by a majority of the members thereof, based on the advice of outside counsel, Cordis may, in response to an unsolicited Takeover Proposal and subject to compliance with Cordis's responsibility to keep J&J informed in all material respects of the status and details of any such Takeover Proposal and certain other conditions,
(i) furnish and discuss non-public information with respect to Cordis to any person pursuant to a customary confidentiality agreement (as determined by Cordis's outside counsel) with such person and (ii) participate in negotiations and discussions regarding such Takeover Proposal. As used herein, a "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the consolidated assets of Cordis and its subsidiaries or 20% or more of any class of equity securities of Cordis or any of its Significant Subsidiaries (within the meaning of Rule 1-02 of Regulation S-X of the SEC) or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Cordis or any of its Significant Subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Cordis or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to J&J of the transactions contemplated by the Merger Agreement.

RIGHT OF THE CORDIS BOARD TO WITHDRAW RECOMMENDATION

     Under the Merger Agreement, neither the Cordis Board nor any committee thereof may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to J&J or Merger Sub, the Cordis Board's approval or recommendation of the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. However, to the extent required by the fiduciary obligations of the Cordis Board, as determined in good faith by a majority of the members thereof, based on the advice of outside counsel, the Cordis Board may withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend any Superior Proposal, enter into an agreement with respect to such Superior Proposal or terminate the Merger Agreement, in each case at any time after a reasonable period of time following J&J's receipt of written notice advising J&J that the Cordis Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if Cordis proposes to enter into an agreement with respect to any Takeover Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to J&J the fees and expenses described below under "--Certain Fees and Expenses". As used herein, "Superior Proposal" means a bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Cordis Common Stock then outstanding or all or substantially all the assets of Cordis, and otherwise on terms which a majority of the disinterested members of the Cordis Board determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to Cordis's shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of a majority of such disinterested members, is reasonably capable of being financed by such third party.

CERTAIN FEES AND EXPENSES

     The Merger Agreement requires Cordis to promptly pay, or cause to be paid, to J&J $40 million, plus all Expenses (as defined below) not to exceed $10 million, if (i) the Merger Agreement is terminated by the Cordis Board, in accordance with the provisions described under "Right of the Cordis Board to Withdraw Recommendation" above, in connection with entering into a definitive agreement with respect to any Takeover Proposal or (ii) prior to any termination of the Merger Agreement (other than a termination occurring after any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable), a bona fide Takeover Proposal shall have been made public after November 12, 1995 and prior to the Special Meeting and the requisite approval of Cordis's shareholders of the Merger is not obtained upon a vote taken at the Special Meeting and, within 12 months of such termination, a transaction constituting a Takeover Proposal is consummated or Cordis enters into an agreement with respect to, approves or recommends such Takeover Proposal. As used herein, "Expenses" means all documented out-of-pocket fees and expenses incurred or paid by or on behalf of J&J or any of its subsidiaries in connection with the Merger or any of the transactions contemplated by the Merger Agreement, not to exceed $10 million in the aggregate.

                              THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the Merger Agreement, which is attached as Annex 1 to this Proxy Statement/Prospectus and which is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

     The Merger. The Merger Agreement provides that, following the approval of the Merger Agreement by the shareholders of Cordis and the satisfaction or waiver of the other conditions to the Merger, Merger Sub will be merged with and into Cordis (with Cordis being the Surviving Corporation). The Effective Time will occur upon the filing with the Florida Department of State of duly executed articles of merger or at such other time as Merger Sub and Cordis shall agree should be specified in such articles of merger.

     Articles of Incorporation and By-laws. The Merger Agreement provides that the Restated Articles of Incorporation of Cordis as in effect immediately prior to the Effective Time will be amended as of the Effective Time so that Article III thereof reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, par value $1.00 per share." As so amended, such Restated Articles of Incorporation will be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The By-laws of Cordis as in effect at the Effective Time will become the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     Conversion of Cordis Stock in the Merger. At the Effective Time each share of Cordis Common Stock (together with the associated Right) issued and outstanding immediately prior to the Effective Time (other than shares of Cordis Common Stock that are owned by Cordis, J&J or any subsidiary of J&J, all of which will be canceled) will be converted into the right to receive that number of validly issued, fully paid and nonassessable shares of J&J Common Stock equal to the Exchange Ratio. Cash will be paid to Cordis shareholders in lieu of fractional shares of J&J Common Stock and for any dividends or other distributions to which such holder is entitled. See "THE MERGER -- Exchange Agent; Exchange Procedures; Distributions with Respect to Unexchanged Shares; No Further Ownership Rights in Cordis Common Stock; No Fractional Shares".

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement includes various customary representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by Cordis as to, among other things, (i) organization, standing and corporate power of Cordis and its Significant Subsidiaries; (ii) ownership of subsidiaries; (iii) capital structure; (iv) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters and the Merger Agreement's noncontravention of any agreement, law, or charter or by-law provision and the absence of the need for governmental or third-party filings, consents, approvals or actions with respect to any transaction contemplated by the Merger Agreement (except for certain filings specified in the Merger Agreement); (v) compliance as to form and the accuracy of information contained in documents filed by Cordis with the SEC; (vi) the accuracy of information supplied by Cordis in connection with this Proxy Statement/Prospectus and the Registration Statement; (vii) the absence of certain material changes or events since the date of the most recent audited financial statements filed with the SEC (except as disclosed in documents filed with the SEC prior to the date of the Merger Agreement and except as expressly contemplated by the Merger Agreement), including the absence of any declaration of a dividend or other distribution, any split, combination or reclassification of capital stock, certain increases in compensation, severance or termination pay, entry into certain employment, severance or termination agreements and certain changes in accounting methods, principles or practices; (viii) absence of material litigation; (ix) compliance with laws applicable to the business of Cordis; (x) the absence of certain material changes in Cordis's benefit plans;
(xi) the compliance with laws applicable to Cordis's benefit plans; (xii) the filing of tax returns and payment of taxes; (xiii) the absence of "excess parachute payments" under the Code; (xiv) the voting requirements for the approval of the Merger; (xv) the applicability of certain state takeover laws to the Merger and the Merger Agreement; (xvi) certain broker's and advisor's fees and expenses; (xvii) the receipt of an opinion of Cordis's financial advisor; (xviii) the absence of actions that would prevent J&J from accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and any applicable SEC rules and regulations; and (xix) the absence of actions that would prevent the Merger from qualifying as a tax-free reorganization.

     The Merger Agreement also includes representations and warranties by J&J and Merger Sub as to, among other things, (i) organization, standing and corporate power of J&J and Merger Sub; (ii) capital structure; (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters and the Merger Agreement's noncontravention of any agreement, law, or charter or by-law provision and the absence of the need for governmental or third-party filings, consents, approvals or actions with respect to any transaction contemplated by the Merger Agreement (except for certain filings specified in the Merger Agreement); (iv) compliance as to form and the accuracy of information contained in documents filed by J&J with the SEC; (v) the accuracy of information supplied by J&J in connection with this Proxy Statement/Prospectus and the Registration Statement; (vi) the absence of actions that would prevent J&J from accounting for the Merger as a pooling of interests;
(vii) the absence of actions that would prevent the Merger from qualifying as a tax-free reorganization; (viii) J&J's or its affiliates' or associates' ownership of Cordis Common Stock; and (ix) the absence of prior activities of Merger Sub.

BUSINESS OF CORDIS PENDING THE MERGER

     Cordis has agreed that, prior to the Effective Time, it will, and it will cause its subsidiaries to, except as expressly contemplated or permitted by the Merger Agreement or to the extent J&J otherwise consents in writing, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Merger Agreement and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve the relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses will not be impaired in any material respect at the Effective Time. Cordis has also agreed that prior to the Effective Time it will not, and it will not permit any of its subsidiaries to, among other things, except as expressly contemplated or permitted by the Merger Agreement or to the extent J&J otherwise consents in writing: (i) (a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of Cordis's capital stock, except for dividends by a direct or indirect wholly owned subsidiary of Cordis to its parent, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
(c) purchase, redeem or otherwise acquire any shares of capital stock or any rights, warrants or options to acquire any such shares or other securities; (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Cordis Common Stock upon the exercise of Cordis Options outstanding on the date of the Merger Agreement and in accordance with their present terms); (iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents; (iv) subject to certain exceptions, acquire or agree to acquire (a) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (b) any assets that are material, individually or in the aggregate, to Cordis and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice; (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sales of inventory in the ordinary course of business consistent with past practice; (vi) (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Cordis or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or
(b) subject to certain exceptions, make any loans, advances or capital contributions to, or investments in, any other person, other than (1) to Cordis or any direct or indirect wholly owned subsidiary of Cordis or (2) advances to employees in accordance with past practice; (vii) subject to certain exceptions, make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $5,000,000; (viii) make any material tax election or settle or compromise any material tax liability; (ix) subject to certain exceptions, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Cordis included in the reports, forms and other documents filed by Cordis with the SEC and publicly available prior to November 12, 1995, or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which Cordis or any of its subsidiaries is a party; (x) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which Cordis or any subsidiary is a party or waive, release or assign any material rights or claims; (xi) enter into any contracts, agreements, arrangements or understandings relating to the distribution, sale or marketing by third parties of Cordis's or its subsidiaries' products or products licensed by Cordis or its subsidiaries; (xii) except as required to comply with applicable law, (a) adopt, enter into, terminate or amend any employee benefit plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (b) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice),
(c) pay any benefit not provided for under any benefit plan, (d) except as permitted in clause (b), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plan or agreement or awards made thereunder) or (e) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan; (xiii) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles; (xiv) intentionally take any action that (without regard to any action taken or agreed to be taken by J&J or any of its affiliates) would prevent J&J from accounting for the Merger as a pooling of interests; (xv) intentionally take any action that would prevent the Merger from qualifying as a tax-free reorganization; or (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

CERTAIN ADDITIONAL AGREEMENTS

     The Merger Agreement contains additional covenants relating to, among other things: (i) Cordis, as soon as practicable following the date of the Merger Agreement, establishing a record date for, duly calling, giving notice of, convening and holding the Special Meeting for the purpose of approving the Merger Agreement; (ii) the use of reasonable efforts to obtain certain letters from each party's accountants regarding the financial information contained in this Proxy Statement/Prospectus; (iii) the use by each party, respectively, of reasonable efforts to cause to be delivered to J&J by each party's respective accountants of letters to the effect, in the case of the letter delivered by J&J's accountants, that the Merger qualifies for pooling of interests accounting treatment, and in the case of the letter delivered by Cordis's accountants, that Cordis is an entity which would qualify as a party to a pooling of interests transaction; (iv) J&J not taking any action that would prevent (a) it from accounting for the Merger as a pooling of interests or (b) the Merger from qualifying as a tax-free reorganization; (v) the parties' agreement that the Merger will not be implemented in the Federal Republic of Germany without the prior notification and/or approval of the German Federal Cartel Office; (vi) J&J having reasonable access to Cordis's properties, books, contracts, commitments, personnel and records, and Deloitte & Touche LLP, on behalf of Cordis, having reasonable access to any J&J information reasonably related to the ability of J&J to account for the Merger as a pooling of interests; (vii) (a) each party's agreement to promptly effect all necessary filings under the HSR Act and any other domestic or foreign antitrust law, rule or regulation, (b) J&J's agreement, in order to consummate the Merger, to promptly take all steps necessary to secure government antitrust clearance, including, without limitation, all steps to make arrangements for or to effect the sale or other disposition of particular assets or categories of assets of J&J, Merger Sub, any of their affiliates and/or Cordis or any of its subsidiaries and to hold separate pending such sale or other disposition of particular assets or categories of assets, businesses or voting securities of Cordis or the voting stock of any of its subsidiaries, consistent with J&J's obligations under applicable law or any agreement to which it is a party and (c) each party's use of reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement; (viii) Cordis rendering the Rights Agreement inapplicable to the Merger and the other transactions contemplated by the Merger Agreement; (ix) consulting with the other party regarding any public statements relating to the transactions contemplated by the Merger Agreement;
(x) Cordis identifying all persons who are, at the time the Merger is submitted for approval to the shareholders of Cordis, Affiliates of Cordis, and to use its reasonable efforts to cause each such person to deliver to J&J on or prior to Closing Date a written agreement pursuant to which each such Affiliate agrees not to dispose of shares of J&J Common Stock received by it in connection with the Merger (a) except in compliance with the Securities Act and (b) until after such time as results covering at least 30 days of combined operations have been published, as described under "THE MERGER--Resale of J&J Common Stock"; (xi) each party's use of reasonable efforts to obtain a dismissal without prejudice of Johnson & Johnson and JNJ Acquisition Corp. v. Cordis Corporation, and Cordis's agreement that it will not settle any litigation pending as of November 12, 1995, or commenced after such date, against Cordis or any of its directors, without the prior written consent of J&J; (xii) the termination by J&J of its solicitation of shareholder consents and the termination by Cordis of its solicitation of revocations of consent with respect thereto and (xiii) Cordis's use of reasonable efforts to cause the Executives to enter into the Employment Agreements as described under "THE MERGER--Interests of Certain Persons in the Merger". In addition, J&J has agreed (i) to take the actions with respect to the Cordis Options and benefit plans described under "THE MERGER--Effect on Employee Benefit and Stock Plans"; (ii) to maintain all rights of indemnification in favor of current and former officers, directors, employees and agents of Cordis and its subsidiaries and to maintain Cordis's directors' and officers' insurance as described under "THE MERGER--Interests of Certain Persons in the Merger";
(iii) to use its best efforts to cause the shares of J&J Common Stock to be issued in the Merger to be approved for listing on the NYSE; and (iv) to use its reasonable efforts to cause all persons who are affiliates of J&J for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to comply with the transfer restrictions relating to pooling of interests accounting treatment described under "THE MERGER--Resale of J&J Common Stock".

     Under the Merger Agreement, Cordis has also agreed not to solicit other Takeover Proposals or to withdraw its recommendation of the Merger except as set forth under "THE MERGER--No Solicitation" and "--Right of Cordis Board to Withdraw Recommendation".

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions: (i) the Merger Agreement shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of Cordis Common Stock; (ii) the shares of J&J Common Stock issuable to Cordis's shareholders pursuant to the Merger Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance; (iii) the waiting period under the HSR Act applicable to the Merger shall have expired or been terminated; (iv) the parties shall not be subject to any statute, rule, regulation, decree, ruling, injunction or other order issued by any Governmental Entity of competent jurisdiction that prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated by the Merger Agreement; provided that each of J&J and Merger Sub shall have used its best efforts to prevent any such injunction or other order, and to appeal as promptly as practicable any injunction or other order and (v) the Registration Statement shall have become effective and shall not be the subject of any stop order suspending the effectiveness thereof or any proceeding seeking such a stop order.

     Conditions to the Obligations of J&J and Merger Sub. The obligations of J&J and Merger Sub to effect the Merger are further subject to the following conditions: (i) the representations and warranties of Cordis set forth in the Merger Agreement that are qualified as to materiality being true and correct, and the representations and warranties of Cordis that are not so qualified being true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, except as otherwise contemplated by the Merger Agreement, and J&J shall have received a certificate signed on behalf of Cordis by the chief executive officer and chief financial officer of Cordis to the foregoing effect; (ii) Cordis shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement and J&J shall have received a certificate signed on behalf of Cordis by the chief executive officer and chief financial officer of Cordis to the foregoing effect;
(iii) J&J shall have received agreements from each person identified by Cordis as an Affiliate relating to the resale of J&J Common Stock and the sale of Cordis Common Stock; (iv) there shall not have occurred any material adverse change in the business, properties, assets, financial condition or results of operations of Cordis and its subsidiaries, taken as a whole, since the date of the Merger Agreement; and (v) J&J shall have received letters from Deloitte & Touche LLP and Coopers & Lybrand L.L.P., each dated as of the Closing Date, confirming their respective letters dated the date of this Proxy Statement/Prospectus with respect to accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

     Conditions to the Obligation of Cordis. The obligation of Cordis to effect the Merger is further subject to the following conditions: (i) the representations and warranties of J&J and Merger Sub set forth in the Merger Agreement that are qualified as to materiality being true and correct, and the representations and warranties of J&J and Merger Sub that are not so qualified being true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, except as otherwise contemplated by the Merger Agreement, and Cordis shall have received a certificate signed on behalf of J&J by the chief executive officer and the chief financial officer of J&J to the foregoing effect; and (ii) J&J and Merger Sub shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement and Cordis shall have received a certificate signed on behalf of J&J by the chief executive officer and the chief financial officer of J&J to the foregoing effect.

TERMINATION, AMENDMENT AND WAIVER

     The Merger Agreement may be terminated, and the Merger contemplated thereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Cordis: (i) by mutual written consent of J&J, Merger Sub and Cordis; (ii) by either J&J or Cordis if (a) upon a vote taken at a duly held Special Meeting, the required approval of the shareholders of Cordis is not obtained, (b) the Merger shall not have been consummated on or before

May 15, 1996 (unless the failure to consummate the Merger is the result of a breach of the Merger Agreement by the party seeking to terminate), or (c) any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (iii) by either J&J or Merger Sub if
(a) prior to the Special Meeting, a Takeover Proposal is commenced, publicly proposed, publicly disclosed or communicated to Cordis (or the willingness of any person to make a Takeover Proposal is publicly disclosed or communicated to Cordis) and the Cordis Board or any committee thereof shall have withdrawn or modified in a manner adverse to J&J its approval or recommendation of the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal, or resolved to take any of the foregoing actions, or (b) Cordis shall have entered into any agreement with respect to any Superior Proposal; or (iv) by Cordis in connection with it entering into a definitive agreement with respect to any Superior Proposal, if it makes simultaneous payment of the fees and expenses described in "THE MERGER--Certain Fees and Expenses".

     In the event of termination of the Merger Agreement by either Cordis or J&J, the Merger Agreement will become void and have no effect, without liability or obligation on the part of J&J, Merger Sub or Cordis other than under certain specified provisions of the Merger Agreement related to broker's fees, confidentiality agreements and the fees and expenses described under "THE MERGER--Certain Fees and Expenses", except that no party will be relieved of any liability resulting from any wilful and material breach of the representations, warranties, covenants or agreements set forth in the Merger Agreement.

     The Merger Agreement may be amended by the parties thereto at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of Cordis (except that after any such approval, no amendment may be made that by law requires the approval by such shareholders without the further approval of such shareholders) by an instrument in writing signed on behalf of each of the parties thereto and the parties, by written agreement signed on behalf of each party, may extend the time for performance of any of the obligations or other acts of the other parties to the Merger Agreement, waive inaccuracies in representations and warranties or waive compliance with any of the agreements or conditions of the other parties contained in the Merger Agreement.

                    OFFICERS AND DIRECTORS AFTER THE MERGER

     The officers of Cordis at the Effective Time will become the officers of the Surviving Corporation until their successors have been duly appointed and qualified or until their earlier resignation or removal. The directors of Merger Sub at the Effective Time will become the directors of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier resignation or removal.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

     J&J Common Stock (symbol: JNJ) is listed for trading on the NYSE and Cordis Common Stock (symbol: CORD) is quoted on the Nasdaq National Market. The following table sets forth, for the periods indicated, the high and low sales prices per share of J&J Common Stock on the NYSE Composite Transactions Tape and of Cordis Common Stock on the Nasdaq National Market and the quarterly cash dividends per share paid by J&J on the J&J Common Stock.

                                                                                    CASH
                                                                                  DIVIDENDS
                                                                                  PER SHARE
                                                                                     OF
                                                J&J                CORDIS          COMMON
                                            COMMON STOCK        COMMON STOCK        STOCK
                                          ----------------    -----------------   --------
              CALENDAR PERIOD              HIGH      LOW       HIGH       LOW        J&J
    ------------------------------------  ------    ------    -------    ------   --------
    1994
      First Quarter.....................  45 3/4    36         54 1/2    41 1/4      0.26
      Second Quarter....................  44 5/8    36 1/4     54 1/4    38          0.29
      Third Quarter.....................  52 3/8    42 1/4     57 1/4    36          0.29
      Fourth Quarter....................  56 1/2    49 1/2     61 3/4    51 1/4      0.29
    1995
      First Quarter.....................  63        53 5/8     73 3/4    57 1/2      0.29
      Second Quarter....................  71 1/4    58 3/8     80        60 1/2      0.33
      Third Quarter.....................  74 7/8    64 3/8     85 1/4    57 5/16     0.33
      Fourth Quarter....................  92 3/8    73 1/8    112 1/4    77 1/4      0.33
    1996
      First Quarter (through January 22,
         1996)..........................  90 1/4    83 1/8    107 3/4    97 1/2      0.33(1)

     --------------------
    (1) Declared on January 2, 1996, and payable on March 12, 1996, to shareholders of record on February 20, 1996.

     Cordis has never paid cash dividends on shares of Cordis Common Stock (other than $.01 per share paid in the second quarter of fiscal year 1996 to redeem rights issued under Cordis's prior rights plan). In addition, the Merger Agreement restricts Cordis's ability to pay cash dividends between the date of the Merger Agreement and the Effective Time.

     The following table sets forth the high and low sales prices per share of J&J Common Stock on the NYSE Composite Transactions Tape and of Cordis Common Stock on the Nasdaq National Market on October 18, 1995, the last trading day before J&J's announcement of its intention to commence a tender offer for all outstanding shares of Cordis Common Stock, and on July 17, 1995, the last trading day before several wire stories incorrectly reported that there were merger discussions between Cordis and J&J:

                                                                   J&J             CORDIS
                                                              COMMON STOCK      COMMON STOCK
                                                              -------------     -------------
                                                              HIGH     LOW      HIGH     LOW
                                                              ----     ----     ----     ----
  October 18, 1995..........................................  $78 7/8  $77 1/8  $86 3/4  $85
  July 17, 1995.............................................   67 3/4   66 5/6   62       60 3/4

                  COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS
                               OF J&J AND CORDIS

     The rights of J&J shareholders are governed by J&J's Restated Certificate of Incorporation (the "J&J Certificate of Incorporation"), its By-laws (the "J&J By-laws") and the New Jersey Business Corporation Act (the "NJBCA"). The rights of Cordis shareholders are governed by its Restated Articles of Incorporation, as amended (the "Cordis Articles of Incorporation"), its By-laws (the "Cordis By-laws") and the FBCA. After the Effective Time, the rights of Cordis shareholders who become J&J shareholders will be governed by the J&J Certificate of Incorporation, the J&J By-laws and the NJBCA.

     The following is a summary of the material differences between the rights of J&J shareholders and the rights of Cordis shareholders. This summary is qualified in its entirety by reference to applicable provisions of the NJBCA and the FBCA and to the J&J Certificate of Incorporation, J&J By-laws, Cordis Articles of Incorporation and Cordis By-laws.

  Board of Directors.

     J&J. The J&J Certificate of Incorporation provides that the total number of J&J directors shall be not less than 9 nor more than 18 as determined by the J&J Board from time to time. J&J currently has 15 directors. Directors are elected at each annual meeting of shareholders to serve until the next annual meeting.

     Cordis. The Cordis Articles of Incorporation provide that the number of Cordis directors shall be not less than three and not more than nine. The number of directors may be increased or decreased at any time by the shareholders. Cordis currently has nine directors. Directors are elected at each annual meeting of shareholders to serve until the next annual meeting.

  Removal of Directors.

     J&J. The J&J Certificate of Incorporation provides that directors of J&J may be removed only for cause and, in such circumstance, only by a majority of the votes cast by the shareholders entitled to vote for the election of directors.

     Cordis. Pursuant to the FBCA, the directors of Cordis may be removed, with or without cause, by the shareholders if the number of votes cast in favor of removal exceeds the number of votes cast against removal. If a director is to be removed by the shareholders at a meeting of the shareholders, the notice of the meeting must state that the purpose, or one of the purposes, of the meeting is removal of the director.

  Liability and Indemnification.

     J&J. Under the NJBCA, a corporation may indemnify any director, officer, employee or agent of the corporation against his or her expenses and liabilities in connection with any proceeding relating to his or her having been a corporate agent, other than a proceeding on behalf of the corporation, if such person acted in good faith and in a manner reasonably expected to be in the best interests of the corporation, and if the proceeding is a criminal action and such person did not have reason to believe such action was unlawful.

     The J&J By-laws provide that J&J will indemnify any person who was or is involved in any proceeding to the full extent permitted by the laws of the State of New Jersey.

     Cordis. Under the FBCA, a director is not personally liable for damages resulting from any statement, vote, decision, or failure to act unless (with some exceptions) that director breached or failed to perform his or her duties as a director and such failure constitutes a violation of criminal law, the derivation of improper personal benefit through any transaction, an unlawful distribution, conscious disregard for or wilful misconduct with respect to the corporation or recklessness or an act or omission committed in bad faith, malicious purpose or wilful disregard of human rights. Further, subject to certain limitations, the FBCA allows a corporation to indemnify any person who is or was a director, officer, employee or agent of the corporation against liability incurred in any proceeding, if such person acted in good faith and reasonably believed that such actions were in the best interest of the corporation or, with respect to any criminal proceeding, if such person had no reasonable cause to believe such action was unlawful.

     The Cordis By-laws also provide for full indemnification of any director, officer, employee or agent of Cordis to the full extent permitted under the FBCA, and allow Cordis to provide for additional indemnification by way of a new by-law, vote or agreement.

  Special Meeting of Shareholders; Action by Written Consent.

     J&J. Under the J&J By-laws, a special meeting of the shareholders may be called at any time by the Chairman of the J&J Board, by a Vice-Chairman of the J&J Board, by the Chairman of the Executive Committee of the J&J Board, by a Vice-Chairman of the Executive Committee of the J&J Board, by the President or by a majority of the directors on the J&J Board and shall be held on such business day and at such time and at such place within or without the State of New Jersey as is stated in the notice of the meeting.

     Any action required or permitted to be taken at a meeting of the J&J shareholders may be taken without a meeting if all the shareholders entitled to vote thereon consent thereto in writing.

     Cordis. Under the Cordis By-laws, a special meeting of shareholders may be called by the President or the Cordis Board or requested in writing by holders of a majority of the stock having the right to vote at such meeting.

     Under the FBCA, a special meeting of shareholders may be called by either
(i) the board of directors, (ii) the persons authorized to call such meeting by the articles of incorporation or (iii) by the holders of not less than 10 percent of all of the votes entitled to be cast at such special meeting, or a greater percentage of such votes not to exceed 50% if so stated in the articles of incorporation, if such shareholders sign, date and deliver to the corporation a written demand for such a meeting describing the purposes of the meeting.

     Under the FBCA, Cordis shareholders may take any action that otherwise may be taken at any annual or special meeting by written consent without a meeting. Written consents must be signed, dated and delivered to the corporation by the holders of such number of shares sufficient to authorize or take the action in question. Notice of the taking of such action must be given to those shareholders who did not consent in writing within 10 days after obtaining authorization for any action by written consent.

  Shareholder Inspection Rights; Shareholder Lists.

     J&J. Under the NJBCA, a shareholder who has been a shareholder for at least six months or who holds at least five percent of the outstanding shares of any class of stock of J&J has the right for any proper purpose to inspect the minutes of the proceedings of J&J's shareholders and J&J's record of shareholders. Irrespective of the period such shareholder has held his or her stock or the amount of stock such shareholder holds, a court is empowered, upon proof of proper purpose, to compel production for examination by the shareholder of the books and records of account, minutes and record of shareholders of J&J.

     Cordis. Under the FBCA, a shareholder of a corporation is entitled to inspect and copy, on five business days' prior written notice, certain corporate records and documents, including the record of shareholders, if the demand is made in good faith and for a proper purpose reasonably related to such person's interest as a shareholder, if the records sought are described with reasonable particularity and such records are directly connected with the stated purpose.

  Dissenters' Rights.

     J&J. Under the NJBCA, any shareholder may dissent from (i) a plan of merger or consolidation to which the corporation is a party and with regard to which the shareholder may vote, and (ii) a sale, lease or exchange or other disposition of all or substantially all of the assets of the corporation not in the usual or regular course of business as conducted by such corporation which does not provide for distribution of net assets to the shareholders within one year. In either of the corporate actions described in this paragraph, a shareholder may not dissent with respect to shares (i) listed on a national securities exchange or held of record by not less than 1,000 shareholders on the record date fixed to determine the shareholders entitled to vote on such action, or (ii) for which, pursuant to such action, the shareholder would receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 shareholders, or (z) cash and such securities.

     Cordis. Under the FBCA, any shareholder entitled to vote thereon may dissent from and obtain payment for the fair value of his or her shares in the event of (i) consummation of a plan of merger to which the corporation is a party, (ii) consummation of a sale or exchange of all, or substantially all, of the property of the corporation, (iii) approval of a control-share acquisition,
(iv) consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, (v) amendment of the articles of incorporation if such amendment adversely affects the shareholder by altering or abolishing any preemptive or voting rights with respect to such shares, and (vi) any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for shares.

     Unless the articles of incorporation otherwise provide, shareholders do not have such dissenters' rights, however, with respect to a plan of merger or share exchange or a proposed sale or exchange of property if, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, the shares were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

  Amendment of By-Laws.

     J&J. In accordance with the NJBCA, the J&J Certificate of Incorporation and the J&J By-laws, the provisions of the J&J By-laws generally may be amended, added to, altered, changed or repealed in whole or in part (i) by the vote of the shareholders at a regular or special meeting of the shareholders or (ii) by the J&J Board at a regular or special meeting of the J&J Board, if notice of the proposed amendment is contained in the notice of such meeting, except that a By-law adopted or amended by the J&J Board may be superseded by shareholder action and such shareholder action shall preempt any further action by the J&J Board.

     Cordis. The FBCA provides that a corporation's by-laws may be amended or repealed by the shareholders, and, unless such power is reserved to the shareholders exclusively in the corporation's articles of incorporation or the shareholders have provided expressly that the board of directors may not amend or repeal the by-laws or a by-law provision, by such corporation's Board of Directors.

     The Cordis By-laws provide that such By-laws may be amended, consistent with any By-laws adopted by the shareholders, or any part of the By-laws that has not been adopted by shareholders may be repealed, by a majority of the directors present at any regular or special meeting of the Cordis Board. The Cordis By-laws further provide that the Cordis By-laws may be amended or repealed, wholly or in part, by a majority of the shareholders entitled to vote thereon present at any shareholders' meeting.

  Corporation's Best Interest.

     J&J. Under the NJBCA, the director of a New Jersey corporation may consider, in discharging his or her duties to the corporation and in determining what he or she reasonably believes to be is the best interest of the corporation (in addition to the effects of any action on shareholders) (i) the effects of the action on the corporation's employees, suppliers, creditors and customers,
(ii) the effects of the action on the community in which the corporation operates and (iii) the long-term as well as the short-term interest of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation. If, on the basis of the foregoing factors, the Board of Directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer, in which event the Board of Directors will have no duty to remove any obstacles to, or refrain from impeding, such proposal or offer.

     Cordis. The FBCA provides that a director, in discharging his or her duties to the corporation, may consider such factors as the director deems relevant, including (i) the long-term prospects and interests of the corporation and its shareholders, (ii) the social, economic, legal, or other effects of any action on the employees, suppliers, customers of the corporation or its subsidiaries, the communities and society in which the corporation or its subsidiaries operate, and (iii) the economy of the state and the nation.

  Required Vote for Authorization of Certain Actions.

     J&J. Under the NJBCA, the consummation of a merger or consolidation of a New Jersey corporation, such as J&J, which was organized prior to January 1, 1969, requires the approval of such corporation's Board of Directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of the corporation entitled to vote thereon, unless such corporation is the surviving corporation and (i) such corporation's certificate of incorporation is not amended, (ii) the shareholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after, and (iii) the number of voting shares and participating shares outstanding after the merger will not exceed by 40% the total number of voting or participating shares of the surviving corporation before the merger. Similarly, in the case of a corporation organized prior to 1969, such as J&J, a sale of all or substantially all of a New Jersey corporation's assets other than in the ordinary course of business, or a voluntary dissolution of a New Jersey corporation, requires the approval of such corporation's Board of Directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of the corporation entitled to vote thereon. Furthermore, the J&J Certificate of Incorporation contains provisions requiring the approval of at least 80% of the combined voting power of outstanding voting stock, voting together as a single class, to approve certain business combinations and transactions involving any five percent shareholder.

     Cordis. The FBCA requires the affirmative vote of a majority of the Board of Directors of a Florida corporation and of the holders of at least a majority of such corporation's outstanding shares entitled to vote thereon to authorize a merger or consolidation, unless (i) such corporation is the surviving corporation, (ii) such corporation's articles of incorporation are not amended (with certain exceptions listed in Section 607.1002 of the FBCA) and (iii) each shareholder of the surviving corporation whose shares were outstanding immediately prior to the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the merger.

     The FBCA also provides that a sale, lease, exchange or disposition of all or substantially all of a Florida corporation's assets or a voluntary dissolution of a Florida corporation requires a recommendation by the board of directors as to the proposed transaction or dissolution to the shareholders of record, unless the board of directors determines that it should make no recommendation because of a conflict of interest or other special circumstances and communicates the basis for its determination to the shareholders of record with the submission of the proposed transaction or dissolution, and approval of the transaction, unless the corporation's articles of incorporation or the board of directors requires a greater vote, by a majority of all the votes entitled to be cast in the transaction.

  Control Share Statute.

     J&J. The NJBCA does not contain a control share statute.

     Cordis. The FBCA provides that, unless a specified exception is met, if a person acquires certain ranges of voting shares (e.g., one-fifth to one-third, one-third to a majority, a majority or more) of certain Florida corporations, the acquired shares have no voting rights with respect to such shares unless the corporation's shareholders, by a majority of the votes entitled to be cast on the matter (excluding all votes of the acquiring person's shares), approve a resolution specifically granting the voting rights to the acquiring person. Exceptions to this provision include, among others, (i) where the acquisition of shares has been approved by the board of directors of the corporation, or (ii) where the acquisition of shares is pursuant to a board and shareholder approved merger effected in compliance with the FBCA.

  Business Combinations; Affiliated Transactions.

     J&J. The NJBCA provides that no corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey (a "resident domestic corporation") may engage in any "business combination" (as defined in the NJBCA) with any interested shareholder (generally, a 10% or greater shareholder) of such corporation for a period of five years following such interested shareholder's stock acquisition, unless such business combination is approved by the Board of Directors of such corporation prior to the stock acquisition. A resident domestic corporation, such as J&J, cannot opt out of the foregoing provisions of the NJBCA.

     In addition, no resident domestic corporation may engage, at any time, in any business combination with any interested shareholder of such corporation other than: (i) a business combination approved by the Board of Directors of such corporation prior to the stock acquisition, (ii) a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested shareholder at a meeting called for such purpose or (iii) a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share paid by such interested shareholder. In connection with business combinations with any five percent shareholder, the J&J Certificate contains provisions requiring the approval of at least 80% of the holders of J&J Common Stock entitled to vote in the election of directors and compliance with certain procedural requirements.

     Cordis. In general, the FBCA provides that, unless a specified exception is met, an "interested shareholder" (i.e., a person holding 10% or more of a corporation's outstanding voting stock) may not engage in an "affiliated transaction" (including mergers and other significant corporate transactions) with a Florida corporation unless such transaction is approved by two-thirds of the voting shares of the corporation excluding the shares beneficially held by the interested shareholders.

     The provision is not applicable when (i) a majority of the disinterested directors of the corporation approve the transaction, (ii) the corporation has not had more than 300 shareholders of record at any time during the three years prior to the date on which the affiliated transaction was announced, (iii) the interested shareholder has beneficially owned at least 80% of the outstanding voting shares of the corporation for at least 5 years prior to the date on which the affiliated transaction was announced, (iv) the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors, (v) the corporation is an investment company registered under the Investment Company Act of 1940 or (vi) in the affiliated transaction, consideration shall be paid to the holders of each class or series of voting shares and all of the conditions of subsection (4)(f) of Section 607.0901 of the FBCA are met.

     The FBCA allows corporations under certain circumstances to elect not to be subject to the affiliated transaction provisions of the FBCA. Cordis has not made such an election.

  Rights Plan.

     J&J. J&J has not adopted a rights plan and has not declared a stock purchase right dividend with respect to J&J Common Stock.

     Cordis. On October 12, 1995, the Cordis Board declared a dividend of one Right for each outstanding share of Cordis Common Stock. The dividend was paid on October 23, 1995 (the "Rights Plan Record Date"), to the Cordis shareholders of record at the close of business on that date. The Rights are not applicable with respect to the Merger. Each Right entitles the registered holder to purchase one share, subject to certain adjustments, of Cordis Common Stock, par value $1.00 per share at a price of $375 per share (the "Purchase Price"). This summary description of the Rights and the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated by reference into this Proxy Statement/Prospectus.

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Cordis Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Cordis Board prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of a tender offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Cordis Common Stock (the earlier of such dates being the "Distribution Date"), the Rights will be evidenced, with respect to any of the Cordis Common Stock certificates outstanding as of the Rights Plan Record Date, by such Cordis Common Stock certificate.

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with Cordis Common Stock. Prior to the Distribution Date (or earlier redemption or expiration of the Rights), new Cordis Common Stock certificates issued after the Record Date upon transfer or new issuance of Cordis Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Cordis Common Stock outstanding as of the Record Date, even without such notation, will also constitute the transfer of the Rights associated with Cordis Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of Cordis Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on October 13, 2005 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by Cordis, in each case, as described below.

     The Purchase Price payable, and the number of shares of Cordis Common Stock or other securities or property issuable, upon exercise of the Right are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, Cordis Common Stock or (ii) upon the grant to holders of Cordis Common Stock of certain rights or warrants to subscribe for or purchase Cordis Common Stock with a conversion price less than the then-current market price of Cordis Common Stock.

     The number of outstanding Rights and the number of shares of Cordis Common Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of Cordis Common Stock or a stock dividend on Cordis Common Stock payable in Cordis Common Stock or subdivisions, consolidations or combinations of Cordis Common Stock occurring, in any such case, prior to the Distribution Date.

     In the event that Cordis is acquired in a merger or other business combination transaction in which Cordis is not the surviving corporation or Cordis is the surviving corporation, but all of its common stock is exchanged for the securities of another entity, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provisions shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Cordis Common Stock having a market value of two times the exercise price of the Right.

     At any time after any person or group becomes an Acquiring Person, the Cordis Board may exchange the Rights (other than Rights owned by such person or group that will have become void), in whole or in part, at an exchange ratio of one share of Cordis Common Stock per Right (subject to adjustment).

     At any time prior to the tenth day following the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Cordis Common Stock, a majority of the Continuing Directors (as defined in the Rights Plan) of the Cordis Board may redeem the Rights in whole, but not in part, at a price of $.005 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as a majority of the Continuing Directors of the Cordis Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by a majority of the Continuing Directors of the Cordis Board without the consent of the holders of the Rights, except that from and after a Distribution Date no such amendment may adversely affect the interests of the holders of the Rights, other than an Acquiring Person or an Affiliate or Associate of any such Person.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Cordis, including, without limitation, the right to vote or to receive dividends.

                                 OTHER MATTERS

REGULATORY APPROVALS REQUIRED

     Under the HSR Act and the regulations promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and specified waiting period requirements have been satisfied. J&J filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on October 20, 1995. Cordis filed such Notification and Report Form on October 30, 1995. On November 3, 1995, J&J and Cordis received a request for additional information from the FTC. On November 10, 1995, J&J complied with the FTC's request. On November 28, 1995, Cordis complied with the FTC's request. On December 19, 1995, the FTC voted to accept an Agreement Containing Consent Order and a Hold Separate Order which provides that J&J will divest Cordis's neuroscience business within 12 months. Acceptance of the agreement and order by the FTC terminated all applicable waiting periods, and J&J may consummate the Merger at any time. The clearance process does not confer antitrust immunity and therefore it is possible that, at any time before or after the Effective Time, the FTC or the Antitrust Division could take such additional action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of Cordis by J&J, in whole or in part, or the divestiture of substantial assets of J&J, Cordis or their respective subsidiaries. See "THE MERGER AGREEMENT -- Certain Additional Agreements". State Attorneys General and private parties may also bring legal action under Federal or state antitrust laws in certain circumstances. Based on an examination of information available to J&J and Cordis relating to the businesses in which J&J, Cordis and their respective subsidiaries are engaged, J&J and Cordis believe that such further legal actions are unlikely and that the consummation of the Merger, subject to the agreed divestiture of Cordis's neuroscience business, will not violate the antitrust laws. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger".

     Consummation of the Merger is also subject to notification or approval requirements of certain foreign governments. J&J and Cordis do not believe that such requirements will delay consummation of the Merger.

CERTAIN LITIGATION

     Four purported class action complaints have been served on Cordis and its current directors and a former director, three of which were filed in the United States District Court for the Southern District of Florida (the "Federal Shareholders Complaints") and one of which was filed in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida (the "State Shareholders Complaint"). The Federal Shareholders Complaints have been consolidated; the operative complaint (the "Federal Operative Complaint") alleges, among other things, violation of Section 14(a) of the Exchange Act and Rule 14a-9 thereunder and breach of fiduciary duty with respect to the adoption of a by-law amendment and certain provisions of the Company's Rights Agreement. The State Shareholders Complaint alleges, among other things, breach of fiduciary duty by failing to adequately consider J&J's cash tender offer and by failing to exercise independent business judgment in evaluating such offer. The complaints generally seek, among other things, an order directing Cordis to take appropriate steps to maximize value for the shareholders as well as damages and costs.

     On December 29, 1995, the defendants filed an answer to the Federal Operative Complaint denying the allegations. On January 8, 1996, the Federal District Judge issued an order requiring the parties to meet before January 28, 1996, in order to discuss, among other things, procedural matters and requiring the parties to file a scheduling report by February 10, 1996. Defendants' time to respond to the State Shareholders Complaint expires on January 31, 1996. Cordis believes the suits are without merit.

                         ABSENCE OF DISSENTERS' RIGHTS

     Holders of Cordis Common Stock will not be entitled to dissenters' rights as a result of the Merger. Under Florida law, dissenters' rights are unavailable to holders of Cordis Common Stock because Cordis Common Stock was, on the Record Date, designated and quoted for trading as a Nasdaq National Market security.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Based on information filed with the SEC prior to January 18, 1996, pursuant to Sections 13(d) and 13(g) of the Exchange Act and communications by Cordis with certain former shareholders, as of December 31, 1995, no person (except as set forth below) owned beneficially more than 5% of the shares of Cordis Common Stock outstanding at such date.

                        SECURITY OWNERSHIP OF DIRECTORS
                             AND EXECUTIVE OFFICERS

     The following table sets forth, as of the Record Date, the number of shares of Cordis Common Stock beneficially owned by each director and by each of the executive officers named below.

                                                                AMOUNT AND          PERCENTAGE
                                                                NATURE OF            OF CLASS
                                                                BENEFICIAL      (* DESIGNATES LESS
                 NAME OF BENEFICIAL OWNER(1)                    OWNERSHIP            THAN 1%)
--------------------------------------------------------------  ----------      -------------------
Catherine M. Burzik...........................................     --                     *
David R. Challoner, M.D. .....................................     11,000 (2)             *
Richard W. Foxen..............................................     11,000 (2)             *
Donald F. Malin, Jr. .........................................      9,500 (2)             *
William J. Razzouk............................................     --                     *
Jan L. de Ruyter van Steveninck...............................      4,000 (2)             *
Wilton W. Webster, Jr. .......................................    998,141 (3)            6.0%
Patricia K. Woolf, Ph.D. .....................................     12,350 (2)             *
Robert C. Strauss.............................................    155,176 (3)            1.0%
Rudy J. Kranys................................................    145,068 (3)             *
Alfred J. Novak...............................................     81,260 (3)             *
Philip J. Monks...............................................     39,600 (3)             *
Egbert Ratering...............................................     54,800 (3)             *
                                                                ----------             -----
All directors and executive officers as a group (20 persons)
  including the above.........................................  1,762,108 (4)           10.7%

---------------
(1) Beneficial ownership, as listed in the chart, includes shares of Cordis Common Stock directly owned or held by the persons named and the group referred to, or by certain members of their families.

(2) Includes shares of Cordis Common Stock which may be acquired, when vested, by the exercise of options granted under Cordis's Director Non-Qualified Stock Option Plan as follows: Dr. Challoner -- 10,000; Mr. Foxen -- 10,000; Mr. Malin -- 8,000; Mr. van Steveninck -- 4,000; Dr. Woolf -- 10,000.

(3) Includes shares of Cordis Common Stock which may be acquired, when vested, by the exercise of options granted under Cordis's Non-Qualified Stock Option Plan, as follows: Mr. Webster -- 3,000; Mr. Strauss -- 121,000; Mr.
    Kranys -- 60,500; Mr. Novak -- 60,500; Mr. Monks -- 39,600; Mr.
    Ratering -- 39,600.

(4) Includes 526,500 shares of Cordis Common Stock which may be acquired, when vested, by the exercise of options granted under Cordis's Non-Qualified Stock Option Plan and Director Non-Qualified Stock Option Plan.

                                    EXPERTS

     The consolidated balance sheets of J&J and subsidiaries as of January 1, 1995 and January 2, 1994, and the consolidated statement of earnings, consolidated statement of common stock, retained earnings and treasury stock, and consolidated statement of cash flows for each of the three years in the period ended January 1, 1995, incorporated by reference in this Proxy Statement/Prospectus have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Cordis and subsidiaries appearing in Cordis's Annual Report on Form 10-K as of and for the year ended June 30, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of J&J Common Stock offered hereby will be passed upon for J&J by Joseph S. Orban, Associate General Counsel of J&J. Mr. Orban is paid a salary by J&J, is a participant in various employee benefit plans offered to employees of J&J generally and owns and has options to purchase shares of J&J Common Stock.

     Simpson Thacher & Bartlett (a partnership which includes professional corporations), counsel for Cordis, has delivered an opinion concerning certain Federal income tax consequences of the Merger. See "THE MERGER -- Material Federal Income Tax Consequences".

                                                                         ANNEX 1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                         DATED AS OF NOVEMBER 12, 1995*
                                     AMONG
                               JOHNSON & JOHNSON
                                JNJ MERGER CORP.
                                      AND
                               CORDIS CORPORATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
*AS AMENDED BY THE FIRST AMENDMENT THERETO DATED AS OF DECEMBER 27, 1995

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
                                           ARTICLE I
                                           THE MERGER
SECTION 1.01.    The Merger...........................................................     1
SECTION 1.02.    Closing..............................................................     1
SECTION 1.03.    Effective Time.......................................................     2
SECTION 1.04.    Effects of the Merger................................................     2
SECTION 1.05.    Articles of Incorporation and By-Laws................................     2
SECTION 1.06.    Directors............................................................     2
SECTION 1.07.    Officers.............................................................     2
                                           ARTICLE II
                        EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                       CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
SECTION 2.01.    Effect on Capital Stock..............................................     2
SECTION 2.02.    Exchange of Certificates.............................................     3
                                           ARTICLE III
                                  REPRESENTATIONS AND WARRANTIES
SECTION 3.01.    Representations and Warranties of the Company........................     5
SECTION 3.02.    Representations and Warranties of Parent and Sub.....................    11
                                           ARTICLE IV
                             COVENANTS RELATING TO CONDUCT OF BUSINESS
SECTION 4.01.    Conduct of Business..................................................    14
SECTION 4.02.    No Solicitation......................................................    16
                                          ARTICLE V
                                    ADDITIONAL AGREEMENTS
SECTION 5.01.    Preparation of Form S-4 and the Proxy Statement; Shareholders
                   Meeting............................................................    17
SECTION 5.02.    Letters of the Company's Accountants.................................    18
SECTION 5.03.    Letters of Parent's Accountants......................................    18
SECTION 5.04.    Accounting and Tax Matters...........................................    18
SECTION 5.05.    Foreign Approval.....................................................    19
SECTION 5.06.    Access to Information................................................    19
SECTION 5.07.    Reasonable Efforts; Notification.....................................    19

                                                                                         PAGE
                                                                                         ----
SECTION 5.08.    Rights Agreement.....................................................    20
SECTION 5.09.    Stock Options........................................................    20
SECTION 5.10.    Indemnification and Insurance........................................    21
SECTION 5.11.    Fees and Expenses....................................................    22
SECTION 5.12.    Public Announcements.................................................    22
SECTION 5.13.    Affiliates...........................................................    22
SECTION 5.14.    Stock Exchange Listing...............................................    22
SECTION 5.15.    Certain Litigation...................................................    23
SECTION 5.16.    Consent Solicitation.................................................    23
SECTION 5.17.    United States Employee Benefits......................................    23
SECTION 5.18.    Employment Agreements................................................    24
                                         ARTICLE VI
                                    CONDITIONS PRECEDENT
SECTION 6.01.    Conditions to Each Party's Obligation To Effect the Merger...........    24
SECTION 6.02.    Conditions to Obligations of Parent and Sub..........................    25
SECTION 6.03.    Conditions to Obligations of the Company.............................    25
                                         ARTICLE VII
                              TERMINATION, AMENDMENT AND WAIVER
SECTION 7.01.    Termination..........................................................    26
SECTION 7.02.    Effect of Termination................................................    26
SECTION 7.03.    Amendment............................................................    27
SECTION 7.04.    Extension; Waiver....................................................    27
                                           ARTICLE VIII
                                        GENERAL PROVISIONS
SECTION 8.01.    Nonsurvival of Representations and Warranties........................    27
SECTION 8.02.    Notices..............................................................    27
SECTION 8.03.    Definitions..........................................................    28
SECTION 8.04.    Interpretation.......................................................    28
SECTION 8.05.    Counterparts.........................................................    28
SECTION 8.06.    Entire Agreement; No Third-Party Beneficiaries.......................    28
SECTION 8.07.    Governing Law........................................................    28
SECTION 8.08.    Assignment...........................................................    28
SECTION 8.09.    Enforcement..........................................................    29
EXHIBIT A        Form of Company Affiliate Letter

                   AGREEMENT AND PLAN OF MERGER dated as of November 12, 1995, among JOHNSON & JOHNSON, a New Jersey corporation ("Parent"), JNJ MERGER CORP., a Florida corporation ("Sub"), and a wholly owned subsidiary of Parent, and CORDIS CORPORATION, a Florida corporation (the "Company").

     WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company, or the Company into Sub, at the election of Parent as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $1.00 per share, of the Company ("Company Common Stock"), other than shares owned by Parent or the Company or any subsidiary of Parent, will be converted into the right to receive common stock, par value $1.00 per share, of Parent ("Parent Common Stock");

     WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Florida Business Corporation Act (the "FBCA"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the FBCA. Notwithstanding the foregoing, Parent may elect at any time prior to the Merger, instead of merging Sub into the Company as provided above, to merge the Company with and into Sub; provided, however, that the Company shall not be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, and none of the conditions set forth in Sections
6.01 and 6.02 to Parent's and Sub's obligations to effect the Merger shall be deemed not to have been satisfied, to the extent such breach or failure of a condition results from such election. In such event, the parties hereto agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing, and, where appropriate, to provide that Sub shall be the Surviving Corporation and shall continue under the name "Cordis Corporation". At the election of Parent, any direct wholly owned corporate subsidiary (as defined in Section 8.03) of Parent may be substituted for Sub as a constituent corporation in the Merger; provided, however, that the Company shall not be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, and none of the conditions set forth in Sections 6.01 and 6.02 to Parent's and Sub's obligations to effect the Merger shall be deemed not to have been satisfied, to the extent such breach or failure of a condition results from such election. In such event, the parties hereto agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

     SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, N.Y. 10019, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.03. Effective Time. As soon as practicable on the Closing Date, the parties shall deliver articles of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the FBCA to the Florida Department of State for filing as required under the FBCA and shall make all other filings or recordings required under the FBCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Florida Department of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 607.1106 of the FBCA.

     SECTION 1.05. Articles of Incorporation and By-Laws. (a) The Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Article III of such Restated Articles of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, par value $1.00 per share", and, as so amended, such Restated Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The By-laws of the Company as in effect at the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.06. Directors. The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07. Officers. The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company and each share of Company Common Stock owned by Parent or any subsidiary of Parent shall automatically be canceled and retired and shall cease to exist (together with the associated Right (as defined in Section 3.01(c)), and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Subject to Section 2.02(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b)) together with the associated Right shall be converted into the right to receive that number (the "Exchange Ratio") of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the amount obtained by dividing $109 by the Average Closing Price (as hereinafter defined) and rounding to the nearest 1/10,000th of a share. The "Average Closing Price" shall be an amount equal to the average per share closing price of Parent Common Stock, as reported on the New York Stock Exchange ("NYSE") Composite Transaction Tape for the 10 trading days immediately preceding the Closing Date. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, in each case without interest. The foregoing notwithstanding, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or if Parent pays an extraordinary dividend, the Exchange Ratio shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange or extraordinary dividend.

     SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Parent shall deposit with First Chicago Trust Company of New York or such other bank or trust company as may be designated by Parent (and reasonably acceptable to the Company) (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock. Except as contemplated by Section 2.02(f), the Exchange Fund shall not be used for any other purpose. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Parent Common Stock (rounded down to the nearest whole share) which such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 2.02 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c). No interest will be paid or will accrue on any cash payable pursuant to Sections 2.02(c) or 2.02(e).

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e) until the holder of record of such Certificate shall surrender such Certificate. Following surrender of any such Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to
Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or 2.02(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

     (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

     (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Average Closing Price.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

     (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving

Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.01. Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

          (a) Organization, Standing and Corporate Power. Each of the Company and its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a material adverse effect on the Company. The Company has delivered to Parent complete and correct copies of its Restated Articles of Incorporation and By-laws and the certificates of incorporation and by-laws (or similar organizational documents) of its Significant Subsidiaries, in each case as amended to the date hereof. For purposes of this Agreement, a "Significant Subsidiary" means any subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC").

          (b) Subsidiaries. Schedule 3.01(b) lists each subsidiary of the Company, together with its jurisdiction of incorporation or organization. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth on Schedule 3.01(b), owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its subsidiaries and except for the ownership interests set forth in Schedule 3.01(b), the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

          (c) Capital Structure. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 2,500,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock"). At the close of business on November 3, 1995, (i) 16,515,892 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 1,478,284 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options granted pursuant to The Cordis Corporation Non Qualified Stock Option Plan, The Cordis Corporation Director Non-Qualified Stock Option Plan and The Webster Laboratories Plan or for issuance pursuant to the 1991 Performance Unit Award Plan and the Company's 401(k) Plan (such stock options and plans, collectively, the "Company Stock Plans"), (iv) 16,515,892 shares of Company Common Stock were reserved for issuance upon exercise of the rights (the "Rights") distributed to the holders of Company Common Stock pursuant to the Rights Agreement dated as of October 13, 1995 (the "Rights Agreement"), between the Company and Chemical Mellon Shareholder Services L.L.C., as Rights Agent, and (v) no shares of Company Preferred Stock were issued or outstanding. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries.

          (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, to consummate the transactions contemplated by this Agreement to be consummated by it. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement to be consummated by it have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except as set forth on Schedule 3.01(d), the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, any provision of (i) the Restated Articles of Incorporation or By-laws of the Company or any provision of the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii) and clause (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement to be consummated by it. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement to be consummated by it, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and such foreign antitrust filings as may be applicable, (ii) the filing with the SEC of (y) a proxy statement relating to the approval by the Company's shareholders of this Agreement (as amended or supplemented from time to time, the "Proxy Statement"), and (z) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Florida Department of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) the consents set forth on
     Schedule 3.01(d) and (v) such other
     consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on the Company or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          (e) SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since June 30, 1995 (the "SEC Documents"). As of their respective dates, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document, filed and publicly available prior to the date of this Agreement, as of the date of this Agreement, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents complied as of their respective dates of filing with the SEC as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed SEC Documents (as defined below), and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company.

          (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders and at the time of the meeting of the Company's shareholders held to vote on approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

          (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents"), and except as expressly contemplated by this Agreement, since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company has conducted its business only in the ordinary course, and there has not been (i) any material adverse change in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents,
     (y) any granting by the Company or any of its subsidiaries to any officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or is likely to have a material adverse effect on the Company, or (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

          (h) Litigation. Except as disclosed in the Filed SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries (other than any such suit, action or proceeding challenging the acquisition by Parent or Sub of any shares of Company Common Stock or any provision of this Agreement or seeking to restrain or prohibit the consummation of the Merger) that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which could reasonably be expected to have, any such effect.

          (i) Compliance with Laws. (i) Except as disclosed in the Filed SEC Documents, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity applicable to its business or operations, except for instances of possible noncompliance that, individually or in the aggregate, would not have a material adverse effect on the Company. To the knowledge of the Company, each of the Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which, individually or in the aggregate, would not have a material adverse effect on the Company.

          (j) Absence of Changes in Benefit Plans; Labor Relations. Except as disclosed in the Filed SEC Documents, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its subsidiaries (each, a "Benefit Plan" and, collectively, "Benefit Plans"). Except as set forth in Schedule 3.01(j) or as disclosed in the Filed SEC Documents, there exist no employment, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries or any consulting agreement with the Company or any of its subsidiaries with respect to which the aggregate liability thereunder exceeds $100,000 or which cannot be cancelled by the Company or any such subsidiary without penalty on 30 days' or less notice. Each of the Tier I, Tier II, Tier III, and Tier IV Severance Agreements described in Item 3 of the Company's Solicitation/Recommendation Statement on
     Schedule 14D-9 dated November 1, 1995 have been rescinded or otherwise terminated.

          (k) Benefit Plan Compliance. (i) Schedule 3.01(k)(i) contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA) and all other Benefit Plans maintained, or contributed to, or required to be contributed to, by the Company or any of its subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other person or entity, a "Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries. The Company has delivered or made available to Parent true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (4) each trust agreement and group annuity contract relating to any Benefit Plan. Each Benefit Plan has been administered in all material respects in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements except where the failure to comply would not be reasonably expected to result in a material adverse effect on the Company.

          (ii) Except as disclosed in Schedule 3.01(k)(ii), all Pension Plans have been the subject of determination letters from the Internal Revenue Service, or have filed a timely application therefor, to the effect that such Pension Plans are qualified and exempt from Federal income taxes under
     Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

          (iii) No Commonly Controlled Entity has incurred any liability which has not been fully paid to a Pension Plan under Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due) that, when aggregated with other such liabilities, would result in a material adverse effect on the Company.

          (iv) As of the most recent valuation date for each Pension Plan that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA subject to Title IV of ERISA (other than a multiemployer plan) (hereinafter a "Defined Benefit Plan")), there was not any material amount of "unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) under such Defined Benefit Plan, and the Company is not aware of any facts or circumstances that would materially adversely change the funded status of any such Defined Benefit Plan. The Company has furnished or made available to Parent the most recent actuarial report or valuation with respect to each Defined Benefit Plan and has no reason to believe that the conclusions expressed in those reports or valuations are incorrect.

          (v) No Commonly Controlled Entity has been required at any time within the five calendar years preceding the date hereof or is required currently to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

          (vi) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Schedule 3.01(k)(vi), (1) no such Benefit Plan is funded through a "welfare benefits fund", as such term is defined in Section 419(e) of the Code, and (2) each such Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies substantially with the applicable requirements of
     Section 4980B(f) of the Code.

          (vii) Schedule 3.01(k)(vii) lists all outstanding Options as of November 1, 1995, showing for each such Option: (1) the number of shares issuable, (2) the number of vested shares, (3) the date of expiration and
     (4) the exercise price.

          (viii) Except as provided in Section 5.09 or as listed on Schedule 3.01(m) and except with respect to the Options listed on Schedule 3.01(k)(vii), no employee of the Company or any of its subsidiaries will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

          (ix) Except as set forth in Schedule 3.01(k)(ix) or as contemplated under Section 5.17, neither the Company or any of its subsidiaries nor any person acting on behalf of the Company or any of its subsidiaries has, in contemplation of any corporate transaction involving Parent or Sub, issued any written communication to, or otherwise made or entered into any legally binding commitment with, any employees of the Company or of any of its subsidiaries to the effect that, following the date hereof, (i) any benefits or compensation provided to such employees under existing Benefit Plans or under any other plan or arrangement will be enhanced, (ii) any new plans or arrangements providing benefits or compensation will be adopted,
     (iii) any Benefit Plans will be continued for any period of time, or (iv) any plans or arrangements provided by Parent or Sub will be made available to such employees.

          (l) Taxes. Each of the Company and each of its subsidiaries, and each affiliated, consolidated, combined or unitary group of which the Company or any of subsidiaries is a member (an "Affiliated Group"), has filed all material tax returns and reports required to be filed by it and has paid (or the Company has paid on its behalf) all taxes required to be paid by it (other than taxes, the failure to pay which would not, individually or in the aggregate, have a material adverse effect on the Company), and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all material taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries or any Affiliated Group (other than deficiencies, the liability for which would not, individually or in the aggregate, have a material adverse effect on the Company), and no requests for waivers of the time to assess any taxes are pending. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by the United States Internal Revenue Service for all years through 1992. None of the assets or properties of the Company or any of its subsidiaries is subject to any material tax lien. As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including any interest, penalties or additions with respect thereto.

          (m) No Excess Parachute Payments. Except as described on Schedule 3.01(m), no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

          (n) Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

          (o) State Takeover Statutes. The Board of Directors of the Company has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger and this Agreement, and the transactions contemplated by this Agreement, the provisions of Section
     607.0901 and Section 607.0902 of the FBCA to the extent, if any, any such
     Section is applicable to the Merger and this Agreement and the transactions contemplated by this Agreement.

          (p) Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated ("Morgan Stanley"), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided Parent with a true and correct copy of the fee letter between the Company and Morgan Stanley.

          (q) Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley, dated the date hereof, to the effect that, as of such date, the consideration to be received in the Merger by the Company's shareholders (other than Parent and its affiliates) is fair to such shareholders from a financial point of view, a signed copy of which opinion has been delivered to Parent.

          (r) Accounting Matters. Neither the Company nor, to its knowledge, any of its affiliates, has taken or agreed to take any action that (without regard to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

          (s) Tax Matters. Neither the Company nor, to its knowledge, any of its affiliates, has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code or that would result in the conditions set forth in clauses (iii) and (iv) of Section 6.03(c) not being true.

     SECTION 3.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

          (a) Organization Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its Properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a material adverse effect on Parent. Parent has delivered to the Company complete and correct copies of its Certificate of Incorporation and By-laws and the Articles of Incorporation and By-laws of Sub, in each case as amended to the date hereof.

          (b) Capital Structure. The authorized capital stock of Parent consists of 1,080,000,000 shares of Parent Common Stock and 2,000,000 shares of Preferred Stock without par value. At the close of business on November 3, 1995, (i) 767,411,606 shares of Parent Common Stock were issued and outstanding, (ii) 120,017,106 shares of Parent Common Stock were held by Parent in its treasury, (iii) not more than 38,000,000 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding employee and director stock options to purchase shares of Parent Common Stock and (iv) no shares of Parent Preferred Stock were outstanding. Except as set forth above and for amounts which in the aggregate are not material, at the close of business on November 3, 1995, no shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding. Other than the options referred to in clause (iii) above and as disclosed in Parent SEC Documents (as defined in Section 3.02(d)), as of the date of this Agreement, there are no material amounts of outstanding securities convertible into Parent Common Stock. All outstanding shares of capital stock of the Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, the authorized capital stock of Sub consists of 100 shares of common stock, par value $1.00 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Liens.

          (c) Authority; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to be consummated by them. The execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement to be consummated by them, in each case by Parent and/or Sub, as the case may be, have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub, and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the certificate of incorporation or by-laws of Parent or Sub or any provision of the comparable charter or organizational documents of any other subsidiary of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or
     (B) judgment, order or decree applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets, other than, in the case of clause (ii) and clause (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent, (y) impair in any material respect the ability of Parent and Sub to perform their respective obligations hereunder or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement to be consummated by them. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Sub or any other subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated by this Agreement to be consummated by them, except for (i) the filing of a premerger notification and report form under the HSR Act and such foreign antitrust filings as may be applicable, (ii) the filing with the SEC of the Form S-4 and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Florida Department of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "blue sky" laws of various states, the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on Parent or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          (d) SEC Documents. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1994 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document filed and publicly available prior to the date of this Agreement (the "Filed Parent SEC Documents"), as of the date of this Agreement, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents complied as of their respective dates of filing with the SEC as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed Parent SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Parent.

          (e) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders and at the time of the meeting of the Company's shareholders held to vote on approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

          (f) Accounting Matters. Neither Parent nor Sub nor, to Parent's knowledge, any affiliate of Parent, has taken or agreed to take any action that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

          (g) Tax Matters. Neither Parent nor Sub nor, to Parent's knowledge, any affiliate of Parent, has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) or 368(a)(2)(E) of the Code or that would result in the conditions set forth in clauses (iii) and (iv) of Section 6.03(c) not being true.

          (h) Ownership of Company Common Stock. As of the date hereof, neither Parent nor, to its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding providing for the acquisition, holding, voting or disposition of, in each case, shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for capital stock of the Company, which in the aggregate represent 10% or more of the outstanding shares of Company Common Stock after giving effect to the conversion, exercise or exchange of all such securities beneficially owned by Parent and its affiliates and associates which are convertible into or exercisable or exchangeable for capital stock of the Company.

          (i) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in a business combination transaction with the Company and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect (individually, with respect to any Significant Subsidiary, or in the aggregate, with respect to the Company and its subsidiaries taken as a whole) at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, (except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing):

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, except for dividends by a direct or indirect wholly owned subsidiary of the Company to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Company Common Stock upon the exercise of Options outstanding on the date of this Agreement and in accordance with their present terms);

          (iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents;

          (iv) except as set forth on Schedule 4.01(a)(iv), acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except sales of inventory in the ordinary course of business consistent with past practice;

          (vi) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (z) except as set forth on Schedule 4.01(a)(vi), make any loans, advances or capital contributions to, or investments in, any other person, other than (A) to the Company or any direct or indirect wholly owned subsidiary of the Company or (B) advances to employees in accordance with past practice;

          (vii) except for the items listed on Schedule 4.01(a)(vii), make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $5,000,000;

          (viii) make any material tax election or settle or compromise any material tax liability;

          (ix) except as set forth on Schedule 4.01(a)(ix), pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party;

          (x) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims;

          (xi) enter into any contracts, agreements, arrangements or understandings relating to the distribution, sale or marketing by third parties of the Company's or its subsidiaries' products or products licensed by the Company or its subsidiaries;

          (xii) except as required to comply with applicable law, (A) adopt, enter into, terminate or amend any Benefit Plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice), (C) pay any benefit not provided for under any Benefit Plan, (D) except as permitted in clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreement or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan;

          (xiii) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles;

          (xiv) intentionally take any action that (without regard to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests;

          (xv) intentionally take any action that (without regard to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) or 368(a)(2)(E) of the Code or that would result in the conditions set forth in clauses (iii) and (iv) of Section 6.03(c) not being true; or

          (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied (subject to the Company's right to take action specifically permitted by Section 4.02).

     (c) Certain Tax Matters.  From the date hereof until the Effective Time,
(i) the Company and its subsidiaries will accurately prepare and timely file with the relevant taxing authority all tax returns and reports

("Post-Signing Returns") required to be filed; (ii) the Company and its subsidiaries will timely pay all taxes due and payable; (iii) the Company and its subsidiaries will make adequate provision on their books and records, to the extent required in accordance with generally accepted accounting principles, for all taxes due and payable after the Effective Time; and (iv) the Company and its subsidiaries will promptly notify Parent of any action, suit, proceeding, claim or audit pending against or with respect to the Company or any of its subsidiaries in respect of any tax where there is a reasonable possibility of a determination or decision which would reasonably be expected to have a material adverse effect on the Company's tax liabilities or tax attributes.

     SECTION 4.02. No Solicitation. (a) The Company and its officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a takeover proposal. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it or any of its subsidiaries to, (i) solicit, initiate or knowingly encourage the submission of, any takeover proposal, or
(ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that to the extent required by the fiduciary obligations of the Board of Directors of the Company, determined by a majority of the members thereof based on the advice of outside counsel, the Company may, (A) in response to an unsolicited takeover proposal and subject to compliance with Section 4.02(c), furnish non-public information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company's outside counsel) and discuss such information (but not the terms of any possible takeover proposal) with such person and (B) upon receipt by the Company of an unsolicited takeover proposal, and subject to compliance with
Section 4.02(c), participate in negotiations and discussions regarding such takeover proposal. For purposes of this Agreement, "takeover proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the consolidated assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its Significant Subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

     (b) Except as set forth in this Section 4.02, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, the Board of Directors of the Company, to the extent required by the fiduciary obligations thereof, as determined in good faith by a majority of the members thereof based on the advice of outside counsel, may (subject to the following sentences), withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend any superior proposal (as defined below), enter into an agreement with respect to such superior proposal or terminate this Agreement, in each case at any time after a reasonable period of time following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal (it being understood that any amendment to a superior proposal shall necessitate an additional reasonable time period). In addition, if the Company proposes to enter into an agreement with respect to any takeover proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the Expenses (as defined in Section 5.11(c)) and the Termination Fee (as defined in Section 5.11(b)). For purposes of this Agreement, "superior proposal" means a bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company, and otherwise on terms which a majority of the disinterested members of the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of a majority of such disinterested members, is reasonably capable of being financed by such third party.

     (c) In addition to the obligations of the Company set forth in paragraph
(b), the Company promptly shall advise Parent in writing of any request for information or of any takeover proposal, or any inquiry with respect to or which reasonably could be expected to lead to any takeover proposal, and the material terms and conditions of such request, takeover proposal or inquiry. The Company will keep Parent informed in all material respects of the status and details (including amendments or proposed amendments) of any such takeover proposal or inquiry.

     (d) Nothing contained in this Section 4.02 shall prohibit the Company from
(i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company's shareholders if, in the good faith judgment of the majority of the members of the Board of Directors of the Company, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable laws; provided that the Company does not, except in accordance with the provisions of Section 4.02(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a takeover proposal.

     (e) The provisions of Section 4.02(a), (b) and (c), and Section 5.11(b), shall be inapplicable during the Termination Period (as defined in Section 7.01(e)); provided, however, that during the Termination Period, the Company shall not enter into a definitive agreement with respect to any takeover proposal or terminate this Agreement pursuant to Section 7.01(d) until two business days following Parent's receipt of written notice specifying the material terms and conditions of such takeover proposal and identifying the person making such takeover proposal and stating that the Board of Directors of the Company intends to approve or recommend such takeover proposal. During such two business day period, Parent shall be entitled to elect to immediately and irrevocably terminate the Termination Period and any such irrevocable termination shall be effective immediately upon delivery of written notice thereof to the Company in the manner prescribed in Section 4.02(f) and at such time the provisions of Section 4.02(a), (b) and (c) and Section 5.11(b) shall become immediately applicable.

     (f) In addition to its right under Section 4.02(e), Parent shall be entitled to elect at any time to immediately and irrevocably terminate the Termination Period and any such termination shall be effective immediately upon delivery of written notice thereof to the Company in the manner prescribed in the next sentence and at such time the provisions of Section 4.02(a), (b) and
(c) and Section 5.11(b) shall become immediately applicable. Any notice by Parent to the Company of termination of the Termination Period may be given by facsimile transmission addressed to Ana Maria Gonzalez, Esq. (Telecopy No.:
(305) 824-2747; Confirmation No.: (305) 824-2035) and Charles I. Cogut, Esq. (Telecopy No.: (212) 455-3418; Confirmation No.: (212) 455-2550) (or such other telecopy numbers as shall be specified by notice pursuant to Section 8.02) and such notice shall be deemed delivered upon completion of the transmissions. Parent shall promptly deliver copies of such facsimiles to the addressees thereof pursuant to Section 8.02.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.01. Preparation of Form S-4 and the Proxy Statement; Shareholders Meeting. (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, at its expense, also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and under the Company Stock Plans. Each of Parent and the Company shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the preparation, filing and distribution of the Proxy Statement.

     (b) The Company will, as soon as practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of approving this Agreement; provided, however, that the Company may postpone or adjourn any Shareholders Meeting to a date no later than May 14, 1996, in order to facilitate the satisfaction of the condition set forth in
Section 6.01(a). The Company will, through its Board of Directors, recommend to its shareholders approval of this Agreement, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 4.02(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any takeover proposal or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger.

     SECTION 5.02. Letters of the Company's Accountants. (a) The Company shall use its reasonable efforts to cause to be delivered to Parent a "comfort" letter of Deloitte & Touche LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Parent, customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     (b) The Company shall use its reasonable efforts to cause to be delivered to Parent letters from Deloitte & Touche LLP, addressed to Parent and the Company, one dated the date of the Proxy Statement, stating that after appropriate review of the Merger Agreement the Company is an entity which would qualify as a party to a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and one dated as of the Closing Date, confirming as of the Closing Date the previously delivered letter referred to above.

     SECTION 5.03. Letters of Parent's Accountants. (a) Parent shall use its reasonable efforts to cause to be delivered to the Company a "comfort" letter of Coopers & Lybrand L.L.P., Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to the Company, and in the form customarily given in securities offerings of Parent registered on Form S-4 in the past.

     (b) Parent shall use its reasonable efforts to cause to be received by it letters from Coopers & Lybrand L.L.P., addressed to Parent, one dated the date of the Proxy Statement, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and one dated as of the Closing Date, confirming as of the Closing Date the previously delivered letter referred to above.

     SECTION 5.04. Accounting and Tax Matters. (a) Parent shall not, and shall not permit any of its subsidiaries to, intentionally take any action that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

     (b) Parent shall not, and shall not permit any of its subsidiaries to, intentionally take any action that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and

368(a)(2)(E) of the Code or that would result in the conditions set forth in clauses (iii) and (iv) of Section 6.03(c) not being true.

     SECTION 5.05. Foreign Approval. The parties agree that the Merger shall not be implemented in the Federal Republic of Germany without the prior notification and/or approval of the German Federal Cartel Office.

     SECTION 5.06. Access to Information. (a) The Company shall, and shall cause each of its subsidiaries to, upon reasonable notice from Parent, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent upon request (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws or tax laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request.

     (b) Parent shall, and shall cause each of its subsidiaries to, upon reasonable notice from the Company, afford to Deloitte & Touche LLP, on behalf of the Company, reasonable access during normal business hours during the period prior to the Effective Time to any information reasonably related to the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

     (c) Each of the Company and Parent may make copies of documents provided to them pursuant this Section 5.06 at their own expense. The parties shall, and shall cause their respective officers, employees, accountants, counsel, financial advisors and other representatives to, hold any such information which is nonpublic in confidence on the same terms and conditions as set forth in the letter dated November 3, 1995, as amended from time to time, between the Company and Parent (the "Confidentiality Agreement").

     SECTION 5.07. Reasonable Efforts; Notification. (a) The Company agrees to promptly effect all necessary filings required to be made by it under the HSR Act and any other domestic or foreign antitrust law, rule or regulation. Each of Parent and Sub agrees to (i) continue to process the filing made under the HSR Act on October 20, 1995, and to promptly effect all necessary filings required to be made by them under any other domestic or foreign antitrust law, rule or regulation, and (ii) promptly take, or cause their affiliates to take, if required by the Federal Trade Commission or its staff, the Assistant Attorney General in charge of the Antitrust Division or her staff, any state attorney general or its staff, or any other Governmental Entity, in each case in order to consummate the Merger, all steps (including executing agreements and submitting to judicial or administrative orders) to secure government antitrust clearance (including by avoiding or setting aside any preliminary or permanent injunction or other order of any Governmental Entity), including, without limitation, all steps to make arrangements for or to effect the sale or other disposition of particular assets or categories of assets or businesses of Parent, Sub, any of their affiliates and/or the Company or any of its subsidiaries and to hold separate (including, without limitation, pursuant to arrangements which restrict, limit or prohibit access to the Company or any of its subsidiaries and/or the voting of shares of capital stock of the Company or the voting stock of any of its subsidiaries) pending such sale or other disposition of particular assets or categories of assets, businesses or voting securities of the Company or the voting stock of any of its subsidiaries. All the actions required to be taken or to be taken hereunder by Parent, Sub or their affiliates pursuant to this Section 5.07 will be consistent with their respective obligations under applicable law or any agreement to which any of such person is a party.

     (b) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all other things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all other reasonable steps as may be necessary to avoid an action or proceeding by any Governmental Entity,
(ii) the
obtaining of all necessary consents, approvals or waivers from third parties,
(iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or the other transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement. Nothing herein shall limit or affect the Company's taking actions specifically permitted by Section 4.02(b).

     SECTION 5.08. Rights Agreement. The Company shall take all necessary action to (i) render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and (ii) ensure that (y) neither Parent nor any of its affiliates is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (z) a Stock Acquisition Date or Distribution Date (in each case as defined in the Rights Agreement) does not occur by reason of the execution of this Agreement, the consummation of the Merger, or the consummation of the other transactions contemplated by this Agreement. The Board of Directors of the Company shall also take all further action (in addition to that referred to above) requested in writing by Parent (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement) in order to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement, or as requested in writing by Parent, the Board of Directors of the Company shall not (i) amend the Rights Agreement or (ii) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate a takeover proposal; provided that any such action may be taken simultaneously with entering into an agreement pursuant to Section 4.02(b).

     SECTION 5.09. Stock Options. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following with respect to all options to purchase shares of Company Common Stock granted under the Company Stock Plans ("Options") not exercised prior to the Closing Date:

          (i) adjust the terms of all such Options to purchase shares of Company Common Stock to provide that, at the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on substantially the same terms and conditions (including full exercisability at such time as such Option shall be exercisable by its terms), as were applicable to such Option under the terms of such Option and the applicable Company Stock Plans, the same number of shares of Parent Common Stock (rounded down to the nearest whole share) as the holder of such Option would have been entitled to receive pursuant to the Merger had such holder exercised such Option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Option divided by (z) the number of shares of Parent Common Stock deemed purchasable pursuant to such Option; provided, however, that (i) no certificate or scrip representing fractional shares of Parent Common Stock shall be issued in respect of any Option as adjusted pursuant to this Section 5.09 and (ii) any such fractional share will not entitle the owner thereof to vote or to any rights of a shareholder of Parent; provided, further, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Section 422 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code; and

          (ii) make such other changes to the Company Stock Plans as it deems appropriate to give effect to the Merger (subject to the approval of Parent, which shall not be unreasonably withheld).

     (b) The provisions in the Company Stock Plans and any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall use its best efforts to ensure that following the Effective Time no holder of an Option or any participant in any Company Stock Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation, except as provided in Section 5.09(a).

     (c) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.09 after giving effect to the Merger). Except as otherwise provided in this Section 5.09, Parent shall comply with the terms of the Company Stock Plans and ensure, to the extent required by, and subject to the provisions of such Company Stock Plans, that the Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

     (d) Parent agrees to use reasonable efforts to take such actions as are necessary for the conversion of the Options in accordance with this Section 5.09, including (i) the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by Section 5.09(a),
(ii) entering into such agreements as are necessary to assume such Options and
(iii) the filing of a registration statement on Form S-8, if necessary, to facilitate the public sale of stock issuable upon the exercise of such Options.

     (e) A holder of an Option adjusted in accordance with this Section 5.09 may exercise such adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and the Federal withholding tax information, if any, required in accordance with the related Company Stock Plan.

     SECTION 5.10. Indemnification and Insurance. (a) The by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's by-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company.

     (b) For six years from the Effective Time, Parent shall, unless Parent agrees in writing to guarantee the indemnification obligations set forth in
Section 5.10(a), maintain in effect the current level and scope of directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent), so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement (the "Company's Current Premium"). If such premiums for such insurance would at any time exceed 200% of the Company's Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation's good faith determination, provide the maximum coverage available at an annual premium equal to 200% of the Company's Current Premium. The Company represents to Parent that the Company's Current Premium is $561,088.

     (c) This Section 5.10 (i) shall survive the consummation of the Merger at the Effective Time, (ii) is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties and their respective heirs, executors, administrators, representatives and successors, and (iii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have by contract or otherwise. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent and the Surviving Corporation, as applicable, assume the respective obligations of Parent and the Surviving Corporation set forth in this Section 5.10.

     SECTION 5.11. Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with the filing, printing and mailing of the Proxy Statement and the Form S-4 shall be shared equally by Parent and the Company.

     (b) The Company shall promptly pay, or cause to be paid, to Parent a fee of $40,000,000 (the "Termination Fee"), payable in same day funds, plus all Expenses, if (i) this Agreement is terminated by the Company pursuant to Section 7.01(d) or (ii) prior to any termination of this Agreement (other than a termination (A) pursuant to Section 7.01(e) or (B) occurring after a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable), a bona fide takeover proposal shall have been made public after the date hereof and prior to the Shareholders Meeting and the requisite approval of the Company's shareholders of the Merger shall not have been obtained upon a vote taken at a duly held Shareholders Meeting and, within 12 months of such termination, a transaction constituting a takeover proposal is consummated or the Company enters into an agreement with respect to, approves or recommends such takeover proposal.

     (c) For purposes of this Section 5.11, "Expenses" means all documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or any of its subsidiaries in connection with the Merger or any of the transactions contemplated by this Agreement, including all reasonable fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Parent or any or its affiliates; provided, however, that the Company shall not be obligated to make payments of Expenses pursuant to this Section 5.11 in excess of $10,000,000 in the aggregate.

     SECTION 5.12. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq National Market. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 5.13. Affiliates. (a) Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. The Company shall use its reasonable efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

     (b) Parent shall use its reasonable efforts to cause all persons who are "affiliates" of Parent for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to comply with the fourth paragraph of Exhibit A hereto.

     (c) For so long as resales of shares of Parent Common Stock issued pursuant to the Merger are subject to the resale restrictions set forth in Rule 145 under the Securities Act, Parent will use its reasonable efforts to comply with Rule 144(c)(1) under the Securities Act.

     SECTION 5.14. Stock Exchange Listing. To the extent Parent does not issue treasury shares in the Merger or under Company Stock Plans which are already listed, Parent shall use its reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and under the Company Stock Plans to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     SECTION 5.15. Certain Litigation. (a) Each party agrees to use reasonable efforts to obtain a dismissal without prejudice of Johnson & Johnson and JNJ Acquisition Corp. v. Cordis Corporation, with each party bearing its own costs and attorneys' fees therefor. The Company agrees that it will not settle any litigation currently pending, or commenced after the date hereof, against the Company or any of its directors, without the prior written consent of Parent.

     (b) The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger and will cooperate with Parent and Sub to resist any such effort to restrain or prohibit or otherwise oppose the Merger, unless the Board of Directors of the Company determines in good faith, after consultation with counsel, that failing so to cooperate with such third party or cooperating with Parent or Sub, as the case may be, would constitute a breach of the Board's fiduciary duties under applicable law.

     SECTION 5.16. Consent Solicitation. Parent and Sub shall immediately terminate the solicitation of Company shareholder consents, the Company shall immediately terminate the solicitation of revocations of consent with respect thereto, and each party shall withdraw the related SEC filings and cease soliciting written consents or revocations, as applicable, from the shareholders of the Company.

     SECTION 5.17. United States Employee Benefits. (a) For a period of one year following the Effective Time (the "Initial Period"), Parent and Sub agree to maintain for the benefit of employees of the Company and its subsidiaries who are employed in the United States ("U.S. Employees") the Benefit Plans listed on
Schedule 5.17(a) (the "Scheduled Benefit Plans") or substitute plans which in the aggregate provide substantially equivalent benefits to the Scheduled Benefit Plans, for the employees of the Company and its subsidiaries. For the one-year period following the Initial Period, Parent shall provide or make available for the benefit of U.S. Employees who continue in employment during the one-year period following the Initial Period pension, health and welfare benefits which are substantially equivalent in the aggregate to such benefits provided or made available to other similarly situated employees of Parent and Sub. Following the completion of the Initial Period and the one-year period thereafter, Parent, in its sole discretion, shall determine the benefits to be provided or made available to U.S. Employees.

     (b) As of the Effective Time, U.S. Employees (i) shall be eligible for coverage under the terms and conditions of the written severance policy of Parent to the same extent such individuals would be eligible for coverage under such severance policy if they were employed by Parent or Sub and (ii) shall be given past service credit with the Company or its subsidiaries to the same extent such service was credited under the Company's written severance policy as of the Effective Time; provided, however, that each U.S. Employee whose name is set forth on Schedule 5.18 shall not be eligible for severance benefits under the written severance policy of Parent, or any other severance policy of Parent, Sub or the Company or any of its subsidiaries, during the period that such individual is covered under an employment agreement described in such Schedule.

     (c) As of the Effective Time, U.S. Employees shall be given past service credit for their service with the Company or its subsidiaries prior to the Effective Time (i) for all purposes under the terms and conditions of the Scheduled Benefit Plans (or any substitute plans provided pursuant to Section 5.17(a)) and, as provided in accordance with Section 5.17(b), under the terms and conditions of the written severance policy of Parent, and (ii) for eligibility and vesting purposes (but not for benefit accrual purposes other than with respect to the Company's vacation policy) under any other pension, health and welfare plan provided by Parent to the employees of the Company or its subsidiaries during the Initial Period or the one-year period thereafter to the same extent such service would be credited under the terms and conditions of such plans analogous to the Scheduled Benefit Plans as if such U.S. Employees were employed by Parent prior to the Effective Time; provided, however, that no such past service credit will be given for any purpose with respect to Parent's post-retirement medical plan. Notwithstanding the foregoing, it is understood between the parties hereto that neither Parent nor Sub shall be required to provide any benefits from and after the Effective Time except as expressly provided in this Section 5.17.

     (d) Parent agrees to (i) continue and maintain the Company's existing annual incentive compensation plans listed on Schedule 3.01(k)(i) in effect through the end of the Company's fiscal year ending June 30, 1996, and (ii) equitably adjust, as Parent deems necessary and appropriate in its sole discretion, any performance criteria established under such incentive plans for the annual award period ending on June 30, 1996, in order to eliminate any costs or expenses directly arising from the implementation of the Merger which would adversely impact upon the achievement of the applicable performance criteria. For calendar year 1996, Parent shall make available incentive compensation opportunities on terms and conditions substantially equivalent to those made available to similarly situated employees of Parent; it being understood, however, that for any award period under Parent's incentive plans which (i) is in effect on July 1, 1996 and (ii) commenced prior to July 1, 1996, the performance criteria and target awards payable shall be equitably adjusted, as Parent deems necessary and appropriate in its sole discretion, to reflect any shortened performance cycle.

     (e) Parent and Sub acknowledge that, for purposes of those Benefit Plans listed on Schedule 3.01(m), the consummation of the Merger will constitute a "Change in Control" of the Company (as that term is defined in such plans, agreements and arrangements). Parent agrees (i) to cause the Surviving Corporation after consummation of the Merger to pay all amounts provided under such plans, agreements and arrangements as a result of a Change in Control of the Company in accordance with their terms as in effect on the date hereof and
(ii) to honor and to cause the Surviving Corporation to honor, all rights and privileges to or with respect to any such plans, agreements and arrangements as in effect on the date hereof which, by their respective terms, became effective as a result of such Change in Control.

     SECTION 5.18. Employment Agreements. The Company shall use its reasonable efforts to cause each person whose name is set forth on Schedule 5.18 to enter into an employment agreement on the terms and conditions generally applicable to the category of employment agreement which will be offered to such person as set forth on such Schedule.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.01.  Conditions to Each Party's Obligation To Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. This Agreement shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

          (b) NYSE Listing. The shares of Parent Company Stock issuable to the Company's shareholders pursuant to this Agreement and under the Company Stock Plans shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (c) HSR Act. The waiting period applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (d) No Injunctions or Restraints; Illegality. None of the parties hereto shall be subject to any statute, rule, regulation, decree, ruling, injunction or other order issued by any Governmental Entity of competent jurisdiction (an "Injunction") which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated by this Agreement; provided, however, that each of Parent and Sub shall have used its best efforts, to the extent required pursuant to Section 5.07(a), to prevent any such injunction or other order, and to appeal as promptly as practicable any injunction or other order that may have been entered, including, without limitation, by proffering its willingness to accept an order embodying any arrangement required to be made by Parent or Sub pursuant to clause (a)(ii) of Section 5.07 (and notwithstanding anything in this subsection (d) to the contrary, no terms, conditions or provisions of an order embodying such an arrangement shall constitute a basis for Parent or Sub asserting nonfulfillment of the conditions contained in this subsection (d)).

          (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) Letters from Company Affiliates. Parent shall have received from each person named in the letter referred to in Section 5.13(a) an executed copy of an agreement substantially in the form of Exhibit A hereto.

          (d) No Material Adverse Change. At any time on or after the date of this Agreement there shall not have occurred any material adverse change in the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

          (e) Pooling Letters. Parent shall have received each of the letters described in Sections 5.02(b) and 5.03(b) from Deloitte & Touche LLP and Coopers & Lybrand L.L.P., respectively.

     SECTION 6.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

          (c) Tax Opinion. On or prior to the date on which the Form S-4 becomes effective, the Company shall have received the opinion of Simpson Thacher & Bartlett, counsel to the Company, based on certain letters provided by Parent, Sub and the Company, respectively, in the forms set forth in Schedules 6.03(c)(I) and (II) to this Agreement, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) the Company, Parent and Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code, (iii) no income, gain or loss will be recognized for Federal income tax purposes by either the Company or Parent as a result of the consummation of the Merger, and (iv) no income, gain or loss will be recognized for Federal income tax purposes by shareholders of the Company upon the exchange in the Merger of shares of the Company solely for shares of Parent (except to the extent of any cash received in lieu of fractional shares).

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.01. Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

          (a) by mutual written consent of Parent, Sub and the Company;

          (b) by either Parent or the Company:

             (i) if, upon a vote taken at a duly held Shareholders Meeting or any adjournment thereof, any required approval of the shareholders of the Company shall not have been obtained;

             (ii) if the Merger shall not have been consummated on or before May 15, 1996, unless the failure to consummate the Merger is the result of a breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of the Shareholders Meeting; or

             (iii) if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

          (c) by either Parent or Sub:

             (i) if, prior to the Shareholders Meeting, a takeover proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company (or the willingness of any person to make a takeover proposal is publicly disclosed or communicated to the Company) and the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, or approved or recommended any takeover proposal, or resolved to take any of the foregoing actions; or

             (ii) if the Company shall have entered into any agreement with respect to any superior proposal in accordance with Section 4.02(b); or

          (d) by the Company in connection with entering into a definitive agreement in accordance with Section 4.02(b) or Section 4.02(e), as applicable, provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses and Termination Fee to the extent required hereunder.

          (e) by Parent at any time during the period from November 12, 1995 until 6:00 p.m. (New York City time) on January 22, 1996 (or such earlier date or time elected by Parent pursuant to Section 4.02(e) or Section 4.02(f)) (such period, the "Termination Period"), if Parent in its sole judgment determines, based on its due diligence review of the Company, that it is inadvisable to proceed with the Merger.

     SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the first sentence of Section 3.01(p), the second sentence of
Section 5.06(c), Section 5.11, this Section 7.02 and Article VIII and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 7.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.02. Notices. Except as otherwise provided in Section 4.02(f), all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent or Sub, to

       Johnson & Johnson
        One Johnson & Johnson Plaza
        New Brunswick, NJ 08933

        Attention: Joseph S. Orban, Esq.

       with a copy to:

        Cravath, Swaine & Moore
        Worldwide Plaza
        825 Eighth Avenue
        New York, NY 10019

        Attention: Robert A. Kindler, Esq.

     (b) if to the Company, to

       Cordis Corporation
        5200 Blue Lagoon Drive, Suite 200
        Miami, FL 33126

        Attention: Ana Maria Gonzalez, Esq.

       with a copy to:

       Simpson Thacher & Bartlett
        425 Lexington Avenue
        New York, NY 10017

        Attention: Charles I. Cogut, Esq.

     SECTION 8.03.  Definitions.  For purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "knowledge" of any person means actual knowledge of the directors and executive officers of such person;

          (c) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect that is materially adverse to the business, properties, assets, financial condition or results of operations of such party and its subsidiaries taken as a whole;

          (d) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

          (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

          (f) "superior proposal" has the meaning assigned thereto in Section 4.02; and

          (g) "takeover proposal" has the meaning assigned thereto in Section 4.02.

     SECTION 8.04. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II and Section 5.10, are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct wholly owned corporate subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Florida or the State of New York or in Florida state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Florida or the State of New York or any Florida state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Florida or the State of New York or a Florida state court.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          JOHNSON & JOHNSON

                                              By /s/ ROBERT N. WILSON
                                                 -----------------------------
                                              Name: Robert N. Wilson
                                              Title:  Vice Chairman

                                          JNJ MERGER CORP.

                                              By /s/ JOSEPH S. ORBAN
                                                 -----------------------------
                                              Name: Joseph S. Orban
                                              Title:  President

                                          CORDIS CORPORATION

                                              By /s/ ROBERT C. STRAUSS
                                                 -----------------------------
                                              Name: Robert C. Strauss
                                              Title:  Chairman, President and
                                                      Chief Executive Officer

                                                                       EXHIBIT A

                        FORM OF COMPANY AFFILIATE LETTER

Dear Sirs:

     The undersigned, a holder of shares of Common Stock, par value $1.00 per share ("Company Common Stock"), of CORDIS CORPORATION, a Florida corporation (the "Company"), is entitled to receive in connection with the merger (the "Merger") of JNJ Merger Corp. with and into the Company, securities (the "Parent Securities") of Johnson & Johnson, a New Jersey corporation ("Parent"), including upon the exercise of employee stock options being assumed by Parent. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933 (the "Act") by the Securities and Exchange Commission (the "SEC"), and may be deemed an "affiliate" of the Company for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, although nothing contained herein should be construed as an admission of either such fact.

     If in fact the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Parent Securities received by the undersigned in connection with the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act. The undersigned understands that Parent will not be required to maintain the effectiveness of any registration statement under the Act for the purposes of resale of Parent Securities by the undersigned.

     The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent Securities received by the undersigned in connection with the Merger except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of the general counsel of Parent or other counsel reasonably satisfactory to Parent or as described in a "no-action" or interpretive letter from the Staff of the SEC, is not required to be registered under the Act; provided, however, that in any such case, such sale, assignment or transfer shall only be permitted if, in the opinion of counsel of Parent, such transaction would not have, directly or indirectly, any adverse consequences for either Parent or Sub with respect to the treatment of the Merger for tax purposes.

     The undersigned hereby further represents to and covenants with Parent that the undersigned has not, within the preceding 30 days, sold, transferred or otherwise disposed of any shares of Company Common Stock held by the undersigned and that the undersigned will not sell, transfer or otherwise dispose of any Parent Securities received by the undersigned in the Merger until after such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations.

     In the event of a sale or other disposition by the undersigned of Parent Securities pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto or other evidence reasonably satisfactory to Parent. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Securities disposed of by the undersigned, but that, provided such transfer is not prohibited by any other provision of this letter agreement, upon receipt of such evidence of compliance, the transfer agent shall effectuate the transfer of the Parent Securities sold as indicated in such evidence.

     The undersigned acknowledges and agrees that the legends set forth below will be placed on certificates representing Parent Securities received by the undersigned in connection with the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of a "no-action" letter from the staff of the SEC or an opinion in form and substance reasonably satisfactory to Parent to the effect that such legends are no longer required for purposes of the Act, if at such time such legends are no longer required for purposes of the applicable provisions of the fourth paragraph of this letter agreement.

     There will be placed on the certificates for the Parent Securities issued to the undersigned, or any substitutions therefor, a legend stating in substance:

          "The shares represented by this certificate were issued pursuant to a business combination which is being accounted for as a pooling of interests, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, pledged or otherwise transferred, nor may the owner thereof reduce the owner's risk relative thereto in any other way, (i) until such time as Johnson & Johnson shall have published financial results covering at least 30 days of combined operations after [Closing Date] and (ii) except in accordance with an exemption from the registration requirement of the Securities Act of 1933."

     The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirement hereof and the limitations imposed upon the distribution, sale, transfer of other disposition of Parent Securities and (ii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligations to consummate the Merger.

                                          Very truly yours,

[                                    ]
[ADDRESS]

Dated:

                                                                         ANNEX I
                                                                    TO EXHIBIT A

[Name]                                                                    [Date]

     On                , the undersigned sold the securities ("Securities") of
Johnson & Johnson ("Parent") described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of JNJ Merger Corp. with and into Cordis Corporation.

     Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

     The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

              [Space to be provided for description of securities]

                                                                         ANNEX 2

MORGAN STANLEY

                                                      MORGAN STANLEY & CO.
                                                      INCORPORATED
                                                      1585 BROADWAY
                                                      NEW YORK, NEW YORK 10036
                                                      (212) 761-1000

                                                 January 24, 1996

Board of Directors
Cordis Corporation
5200 Blue Lagoon Drive
Miami, FL 33126
Members of the Board of Directors:
     We understand that Cordis Corporation ("Cordis" or the "Company"), Johnson & Johnson ("J&J") and JNJ Merger Corp., a wholly owned subsidiary of J&J ("Merger Sub") have entered into an Agreement and Plan of Merger, dated as of November 12, 1995, as amended (the "Merger Agreement"), which provides for, among other things, the merger of the Merger Sub into the Company, or the Company into the Merger Sub, at the election of J&J (the "Merger"). Pursuant to the Merger, the Company will become a wholly-owned subsidiary of J&J and each issued and outstanding share of common stock, par value $1.00 per share ("Common Stock") of the Company, other than shares owned by J&J or the Company or any subsidiary of J&J, will be converted into the right to receive a certain number of shares of common stock, par value $1.00 per share ("J&J Common Stock") of J&J, equal to the amount obtained by dividing $109.00 by the average per share closing price of J&J Common Stock for the 10 trading days immediately preceding the closing date of the Merger. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the consideration to be received by the holders of Common Stock other than J&J and its affiliates prusuant to the Merger Agreement is fair from a financial point of view to such holders.

     For purposes of the opinion set forth herein, we have:

              (i) analyzed certain publicly available financial statements and other information regarding the Company and J&J, respectively;

              (ii) analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

             (iii) analyzed certain financial projections prepared by the management of the Company;

             (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

              (v) discussed the past and current operations and financial condition and the prospects of J&J with senior management of J&J and analyzed the impact of the Merger on J&J's earnings per share, consolidated capitalization and financial ratios;

             (vi) reviewed the reported prices and trading activity for the
                  Common Stock and the J&J Common Stock;

                                                                  MORGAN STANLEY

             (vii) compared the financial performance of the Company and the prices and trading activity of the Common Stock and the J&J Common Stock with that of certain other comparable publicly-traded companies and their securities;

            (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

             (ix) responded to inquiries from certain third parties concerning a possible transaction involving the Company;

              (x)  reviewed the Merger Agreement and certain related documents;
                   and

             (xi) performed such other analyses and examinations and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the Company's management and others as to the future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We note that, while we have responded to inquiries from certain third parties concerning a possible transaction involving the Company, we were not authorized to, and we did not, solicit indications of interest from third parties other than J&J with respect to engaging in an acquisition or other possible transaction involving the Company.

     It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent.

     We have acted as financial advisor to the Board of Directors of the Company in connection with this matter and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory services to the Company and J&J and have received fees for the rendering of these services.

     Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of Common Stock other than J&J and its affiliates pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                   Very truly yours,

                                   MORGAN STANLEY & CO. INCORPORATED

                                   By: /s/  PETER N. CRNKOVICH
                                      ------------------------------------------
                                      Peter N. Crnkovich
                                      Managing Director

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

     The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided, that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

     The Registrant's Restated Certificate of Incorporation provides that, to the full extent that the laws of the State of New Jersey permit the limitation or elimination of the liability of directors and officers, no director or officer of the Registrant shall be personally liable to the Registrant or its shareholders for damages for breach of any duty owed to the Registrant or its shareholders.

     The By-laws of the Registrant provide that to the full extent permitted by the laws of the State of New Jersey, the Registrant shall indemnify any person (an "Indemnitee") who was or is involved in any manner (including, without limitation, as a party or witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative or investigative (including,without limitation, any action, suit or proceeding by or in the right of the Registrant to procure a judgment in its favor) (a "Proceeding"), or who is threatened with being so involved, by reason of the fact that he or she is or was a director or officer of the Registrant or, while serving as a director or officer of the Registrant, is or was at the request of the Registrant also serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), against all expenses (including attorneys' fees), judgments, fines, penalties, excise taxes and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such Proceeding, provided that, there shall be no indemnification hereunder with respect to any settlement or other nonadjudicated disposition of any threatened or pending Proceeding unless the Registrant has given its prior consent to such settlement or disposition. The right of indemnification created by the By-laws shall be a contract right enforceable by an Indemnitee against the Registrant, and it shall not be exclusive of any other rights to which an Indemnitee may otherwise be entitled. These provisions of the By-laws shall inure to the benefit of the heirs and legal representatives of an Indemnitee and shall be applicable to Proceedings commenced or continuing after the adoption of the By-laws, whether arising from acts or omissions occurring before or after such adoption. No amendment, alteration, change, addition or repeal of or to the By-laws shall deprive any Indemnitee of any rights under the By-laws with respect to any act or omission of such Indemnitee occurring prior to such amendment, alteration, change, addition or repeal.

     The Registrant enters into indemnification agreements with its directors and officers and enters into insurance agreements on its own behalf. The indemnification agreements provide that the Registrant agrees to hold harmless and indemnify its directors and officers to the fullest extent authorized or permitted by the NJBCA, or any other applicable law, or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification that is adopted after the date hereof. Without limiting the generality of the foregoing, the Registrant agrees to hold harmless and indemnify its directors and officers to the fullest extent permitted by applicable law against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by its directors and officers in connection with the defense of any present or future threatened, pending, or completed claim, action, suit, or proceeding by reason of the fact that they were, are, shall be, or shall have been a director or officer of the Registrant, or are or were serving, shall serve, or shall have served, at the request of the Registrant, as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     2   --   Agreement and Plan of Merger (attached as Annex 1 to the Proxy
              Statement/Prospectus).
   3.1   --   Restated Certificate of Incorporation of the Registrant (incorporated by reference to Registrant's Form 10-K Annual Report for the year ended January 3, 1993).
   3.2   --   By-laws of the Registrant (incorporated by reference to Registrant's Form 10-K
              Annual Report for the year ended January 3, 1993).
   3.3   --   Certificate of Amendment to the Certificate of Incorporation of the Registrant
              dated April 23, 1992, (incorporated by reference to Registrant's Form 10-K Annual
              Report for the year ended January 3, 1993).
     5   --   Opinion of Joseph S. Orban, Esq. regarding the legality of the J&J Common Stock.
   8.1   --   Opinion of Simpson Thacher & Bartlett regarding certain tax matters.
    21   --   Subsidiaries of Registrant.
  23.1   --   Consent of Coopers & Lybrand L.L.P.
  23.2   --   Consent of Deloitte & Touche LLP.
  23.3   --   Consent of Joseph S. Orban, Esq. (included in Exhibit 5).
  23.4   --   Consent of Simpson Thacher & Bartlett (included in Exhibit 8.1).
  23.5   --   Consent of Morgan Stanley & Co. Incorporated.
    24   --   Power of Attorney (included on page II-4).
    99   --   Proxy Card.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (d) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (e) that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by Form S-4 with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of Form S-4;

          (f) that every prospectus (i) that is filed pursuant to paragraph (e) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (g) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

          (h) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request; and

          (i) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN NEW BRUNSWICK, STATE OF NEW JERSEY, ON THE 23RD OF JANUARY, 1996.
                                          JOHNSON & JOHNSON

                                            By /s/  R.S. Larsen
                                               -------------------------------
                                              Name: R.S. Larsen
                                              Title: Chairman, Board of
                                                     Directors and Chief
                                                     Executive Officer

                               POWER OF ATTORNEY

     EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS PETER S. GALLOWAY, JAMES R. HILTON AND JOSEPH S. ORBAN, AND EACH OF THEM ACTING INDIVIDUALLY, HIS/HER TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM/HER AND IN HIS/HER NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM ACTING INDIVIDUALLY, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING NECESSARY OR ADVISABLE TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE/SHE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS, OR ANY OF THEM, OR THEIR OR HIS/HER SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                SIGNATURE                                TITLE                     DATE
                ---------                                -----                     ----
          /s/  R. S. LARSEN                Chairman, Board of Directors and   January 23, 1996
--------------------------------------     Chief Executive Officer and
              (R. S. LARSEN)               Director (Principal Executive
                                              Officer)
          /s/  C. H. JOHNSON               Vice President, Finance and        January 23, 1996
--------------------------------------        Director (Principal Financial
              (C. H. JOHNSON)                 Officer)

          /s/  J. H.  HEISEN               Controller                         January 23, 1996
--------------------------------------
              (J.H. HEISEN)

          /s/  J. W. BLACK                 Director                           January 23, 1996
--------------------------------------
              (J. W. BLACK)

          /s/  G. N. BURROW                Director                           January 23, 1996
--------------------------------------
              (G. N. BURROW)

          /s/  J. G. COONEY                Director                           January 23, 1996
--------------------------------------
              (J. G. COONEY)

          /s/  J. G. CULLEN                Director                           January 23, 1996
--------------------------------------
             (J. G. CULLEN)

          /s/  P. M. HAWLEY                Director                           January 23, 1996
--------------------------------------
              (P. M. HAWLEY)

                SIGNATURE                    TITLE                                  DATE
                ---------                    -----                                  ----
       /s/  A. D. JORDAN                    Director                          January 23, 1996
  ------------------------------------
           (A. D. JORDAN)

       /s/  A. G.  LANGBO                   Director                          January 23, 1996
  ------------------------------------
           (A. G. LANGBO)

       /s/  J. S. MAYO                      Director                          January 23, 1996
  ------------------------------------
           (J. S. MAYO)

       /s/  T. S. MURPHY                    Director                          January 23, 1996
  ------------------------------------
           (T. S. MURPHY)

       /s/  P. J. RIZZO                     Director                          January 23, 1996
  ------------------------------------
           (P. J. RIZZO)

       /s/  M. F. SINGER                    Director                          January 23, 1996
  ------------------------------------
           (M. F. SINGER)

       /s/  R. B. SMITH                     Director                          January 23, 1996
  ------------------------------------
           (R. B. SMITH)

       /s/  R. N. WILSON                    Director                          January 23, 1996
  ------------------------------------
           (R. N. WILSON)

                                 EXHIBIT INDEX

                                                                                         SEQUENTIALLY
EXHIBIT                                                                                    NUMBERED
NUMBER                                       DESCRIPTION                                     PAGE
-------        ------------------------------------------------------------------------  ------------
     2    --   Agreement and Plan of Merger (attached as Annex 1 to the Proxy
               Statement/Prospectus)...................................................
   3.1    --   Restated Certificate of Incorporation of the Registrant (incorporated by reference to Registrant's Form 10-K Annual Report for the year ended
               January 3, 1993)........................................................
   3.2    --   By-laws of the Registrant (incorporated by reference to Registrant's
               Form 10-K Annual Report for the year ended January 3, 1993).............
   3.3    --   Certificate of Amendment to the Certificate of Incorporation of the
               Registrant dated April 23, 1992, (incorporated by reference to
               Registrant's Form 10-K Annual Report for the year ended January 3,
               1993)...................................................................
     5    --   Opinion of Joseph S. Orban, Esq. regarding the legality of the
               J&J Common Stock........................................................
   8.1    --   Opinion of Simpson Thacher & Bartlett regarding certain tax matters.....
    21    --   Subsidiaries of Registrant..............................................
  23.1    --   Consent of Coopers & Lybrand L.L.P. ....................................
  23.2    --   Consent of Deloitte & Touche LLP........................................
  23.3    --   Consent of Joseph S. Orban, Esq. (included in Exhibit 5)................
  23.4    --   Consent of Simpson Thacher & Bartlett (included in Exhibit 8.1).........
  23.5    --   Consent of Morgan Stanley & Co. Incorporated............................
    24    --   Power of Attorney (included on page II-4)...............................
    99    --   Proxy Card..............................................................